Exhibit 10.39
DATED                                        2007
BGI (UK) LIMITED
and
BOOKSHOP ACQUISITIONS LIMITED

AGREEMENT
for the sale and purchase of
the entire issued share capital
of Borders (UK) Limited and Borders Books
Ireland Limited

Baker & McKenzie LLP
London
Ref: GF/RAK/CGB

Schedule

SCHEDULE 1
Part 1: Details of the Company	19
Part 2: Details of the Irish Company	21
SCHEDULE 2
Completion	23
Part 1: Seller’s Delivery Obligations at Completion	23
Part 2: Seller’s Other Obligations at Completion	25
Part 3: Purchaser’s Obligations at Completion	26
SCHEDULE 3
Post-Completion Obligations	27
SCHEDULE 4
Warranties	29
SCHEDULE 5
Limitations on Liability	39
SCHEDULE 6
Awareness of Seller	44
SCHEDULE 7
Insurance	45
SCHEDULE 8
Properties	46
Part 1: Borders Stores	46
Part 2: Books etc. Stores	64

1

2

DATE:
PARTIES:
(1)	BGI (UK) LIMITED a company incorporated under the laws of England and Wales with registered number 3434022 and having its registered office at 100 New Bridge Street, London EC4V 6JA (the “Seller”); and

(2)	BOOKSHOP ACQUISITIONS LIMITED a company incorporated under the laws of England and Wales with registered number 6301376 and having its registered office at 32 Bedford Row, London WC1R 4HE (the “Purchaser”).
RECITALS:
(A)	The Seller has agreed to sell (and to procure the sale of the Irish Shares) and the Purchaser has agreed to purchase the Shares and the Irish Shares on the terms set out in this Agreement.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Defined terms

In this Agreement, the following words and expressions shall have the following meanings:

“Accounting Date” means 3 February 2007;

“Accounts” means:
(a)	the audited balance sheet of the Company as at the Accounting Date; and
(b)	the audited profit and loss account and cash flow statement of the Company in respect of the Financial Year ending on the Accounting Date, together in each case with all notes, reports and statements required by CA85 to be included in or annexed to them;

“Aggregate Consideration” has the meaning attributed in clause 3.1;

“Blanchardstown Property” means Units 3B & 4, West End Retail Park, Blanchardstown, Dublin 15, Republic of Ireland;

“BoA Indebtedness” means the aggregate Indebtedness due to the syndicate of banks led by Bank of America, N.A. (as administrative agent and collateral agent) from the Group as at Completion together with all accrued interest;

“Borders Group” means Borders Group, Inc., a corporation incorporated in Delaware, USA and having its principal place of business at 100 Phoenix Drive, Ann Arbor, MI 48108 USA;

“Borders Irish Pension Scheme” means the personal retirement savings account for the benefit of the employees of the Irish Company;

“Borders UK Pension Scheme” means the occupational money purchase pension scheme for the benefit of the employees of the Company, details of which are included in the Data Room;

“Business” means the business carried on by the Company and the Irish Company as at Completion;

“Business Day” means a day (excluding Saturday) on which banks generally are open in the City of London for the transaction of normal banking business;

“CA85” means the Companies Act 1985;

“CHAPS” means the clearing houses automated payment system or any other method of electronic transfer for same-day value;

“Charges” means the mortgages and charges detailed in part 1 of schedule 1;

“Closed Property” means the property at Birmingham Star City listed as a closed property and short particulars of which are set out in part 5 of schedule 8;

“Company” means Borders (UK) Limited, a private company limited by shares and incorporated in England and Wales, short particulars of which are set out in part 1 of schedule 1;

“Completion” means completion of the sale and purchase of the Shares and the Irish Shares in accordance with clause 4;

“Completion Date” means the date upon which Completion is required to take place in accordance with clause 4.1;

“Confidential Information” means know-how, trade secrets and other information of a confidential nature;

“Confidentiality Letter” means the confidentiality letter from Borders Group to Risk Capital Partners Limited dated 22 May 2007;

“Data Room” means the collection of documents, materials and information hosted by Intralinks and made available for review by the Purchaser and its advisers copies of which are contained in the CD ROMs that have been initialled by or on behalf of the Seller and the Purchaser;

“Deeds of Covenant” means the deeds to be entered into by the Company and the Irish Company in favour of Borders Group and containing obligations in respect of the assignment of the Glasgow Property and the Blanchardstown Property in the agreed form;

“Deferred Consideration” means the amount of the additional consideration payable (if any) for the Shares and the Irish Shares pursuant to clause 3.4;

“Directors” means the persons listed as directors of the Company and the Irish Company in parts 1 and 2 of schedule 1;

“Disclosure Letter” means the letter of the same date as this Agreement (including the contents of any schedule or appendix thereto or attachment thereto) from the Seller to the Purchaser;

“Disposed Properties” means the properties short particulars of which are listed as disposed properties set out in part 5 of schedule 8;

“Domain Names” means borders.co.uk, borders.eu, bordersukltd.com, bordersukltd.net, bordersuklimited.com, bordersuklimited.net, bordersuk.eu, bordersgroup.info, borders-group.eu;

“Encumbrance” means any encumbrance or security interest of any kind whatsoever including without limitation a mortgage, charge, pledge, lien, hypothecation, restriction, right to acquire, right of pre-emption, option, conversion right, third party right or interest, right of set-off or counterclaim, equities, trust arrangement or any other type of preferential agreement (such as a retention of title arrangements) having similar effect or any other rights exercisable by or claims by third parties;

“Financial Year” shall, save in relation to schedule 10, be construed in accordance with s223 CA85;

“Fortis Indebtedness” means the aggregate Indebtedness due to Fortis Bank SA-NV from the Group as at Completion with all accrued interest;

“Glasgow Property” means 98 Buchanan Street, Royal Exchange Square, Glasgow G1 3HA;

“Group” means the Company and the Irish Company and “member of the Group” shall be construed accordingly;

“Guaranteed Properties” means the Blanchardstown Property and the Glasgow Property and “Guaranteed Property” means either of them;

“Indebtedness” means, in respect of any company, any borrowing or indebtedness in the nature of borrowing;

“Initial Consideration” means the cash, shares and loan notes referred to in clause 3.2;

“Intellectual Property” means rights in Confidential Information, patents, registered designs, copyrights (including rights in computer software), rights in databases, rights in other protectable lists of information, design rights, rights in know how, utility models, topography rights, trade marks, domain names, business names, trade names, registrations of and applications to register any of the aforesaid items and the goodwill attaching to any of them and rights in the nature of any of the aforesaid items in any country;

“Intra-Group Guarantees” means all guarantees, indemnities and counter-indemnities of any nature whatsoever (i) given to any third party by any member of the Group in respect of a liability of any member of the Seller’s Group and/or as the context may require; (ii) given to any third party by any member of the Seller’s Group in respect of a liability of any member of the Group; and (iii) given by any member of the Seller’s Group after the date of this agreement in connection with the completion of the agreement for lease dated 24 March 2006 between (1) Cosgrave Property Developments Limited, (2) Joseph Cosgrave, Peter Cosgrave and Michael Cosgrave and (3) Borders Books Ireland Limited relating to the property at Unit 3B & 4, West End Retail Park, Blanchardstown, Dublin 15, Republic of Ireland;

“Intra-Group Indebtedness” means all Indebtedness outstanding between any member of the Group and any member of the Seller’s Group (other than Intra-Group Trading Indebtedness);

“Intra-Group Trading Indebtedness” means all sums owing between any member of the Group and the any member of the Seller’s Group in respect of intra-group trading activities;

“Irish Company” means Borders Books Ireland Limited, a private company limited by shares and incorporated in the Republic of Ireland, short particulars of which are set out in part 2 of schedule 1;

“Irish Share Consideration” has the meaning given in clause 3.3(b);

“Irish Shares” means the issued share capital of the Irish Company as shown in part 2 of schedule 1;

“Irish Trial Balance” means the draft unaudited trial balance of the Irish Company for the year ended 3 February 2007 in the agreed form;

“Leakage” means:
(a)	any dividend or other distribution (whether actual or deemed) to, in the case of the Company, the Seller or, in the case of the Irish Company, Borders Group;

(b)	any payments made, or agreed to be made by any member of the Group, to (or assets transferred to or liabilities assumed, indemnified, or incurred for the benefit of) any member of the Seller’s Group (other than in the ordinary and usual course of business) and any repayment by any member of the Group of any Intra-Group Indebtedness (provided that the same has not been refunded to the relevant member of the Group together with accrued interest prior to the date of Completion);

(c)	any payments made by any member of the Group to any member of the Seller’s Group in respect of any share capital or other securities of any member of the Group being issued, redeemed, purchased or repaid, or any other return of capital; and

(d)	the waiver or agreement to waive by any member of the Group of any amount owed to it by any member of the Seller’s Group;
“Lease Guarantee” means any guarantee given by Borders Group in respect of the Company’s obligations or the Irish Company’s obligations (as applicable) under the lease of a Guaranteed Property;

“Licence” means the agreement relating to the license of the “Borders” brand in the agreed form;

“Licence Consideration” has the meaning given in clause 3.3(c);

“Life Assurance Scheme” means the Borders (UK) Limited life assurance scheme (previously known as the Books Etc Limited life assurance scheme);

“Losses” includes, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs), expenses (including taxation), disbursements or other liabilities in any case of any nature whatsoever;

“Management Accounts” means the unaudited management accounts of the Group for the five month period to the Management Accounts Date;

“Management Accounts Date” means 30 June 2007;

“Occupational Concessions” means the concessions and licences, short particulars of which are set out in part 4 of schedule 8;

“Other Domain Names” means bordersmobile.co.uk; bordersdirect.co.uk; myborders.co.uk; bordersmail.co.uk; bordersonline.co.uk;

“Paperchase Arrangements” means the arrangements described in the memorandum from David Roche dated 31 August 2007 as have been initialled for identification purposes only by or on behalf of the Seller and the Purchaser;

“Paperchase Business” means the business of selling blank books, day book diaries, calendars, stationery, pens, stationers sundries, greeting cards, posters, picture frames, artists’ materials, leather goods, luggage, home storage products, furniture, toys, games, paper products, Christmas decorations, partyware, general giftware and any items ancillary thereto, carried on by Paperchase Products Limited (company number 3185938 and whose registered office is at 12 Alfred Place London WC1E 7EB) as at Completion;

“Permitted Leakage” means all of the expenses or payments detailed in schedule 9;

“Proceedings” means any proceedings, suit or action arising out of or in connection with this Agreement;

“Properties” means the properties short particulars of which are set out in parts 1, 2 and 3 of schedule 8;

“Purchaser’s Group” means the group of companies comprising the Purchaser, any holding company from time to time of the Purchaser and any subsidiary of the Purchaser (including, following Completion, any member of the Group) or of any such holding company and “member of the Purchaser’s Group” shall be construed accordingly;

“Purchaser’s Solicitors” means Pinsent Masons of City Point, One Ropemaker Street, London EC2Y 9AH;

“Reference Balance Sheet” means the unaudited balance sheet of the Group contained in the Management Accounts;

“Seller’s Group” means the group of companies comprising the Seller, any holding company from time to time of the Seller and any subsidiary of the Seller or any such holding company (including, without limitation, Borders Group and its subsidiaries) but excluding each member of the Group and “member of the Seller’s Group” shall be construed accordingly;

“Seller’s Solicitors” means Baker & McKenzie LLP of 100 New Bridge Street, London EC4V 6JA;

“Senior Executive” means each of David Roche, Mark Raban, Philip Downer and David Kohn;

“Service Document” means a document relating to or in connection with any Proceedings;

“Share Consideration” has the meaning given in clause 3.3(a);

“Shares” means the issued share capital of the Company as shown in part 1 of schedule 1;

“Tax” has the meaning given to that term in the Tax Deed and “Taxes” shall be construed accordingly;

“Tax Deed” means the deed relating to Tax in the agreed form;

“Taxation Authority” has the meaning given to that term in the Tax Deed;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Transaction Documents” means this Agreement, the Tax Deed, the Licence and the Transitional Services Agreement;

“Transitional Services Agreement” means the agreement relating to transitional services in the agreed form; and

“Warranties” means the warranties given in clause 7.1 and schedule 4.

1.2	Statutory provisions

All references to statutes, statutory provisions, enactments, EU Directives or EU Regulations shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, EU Directive or EU Regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of either party to the other under this Agreement.

1.3	Holding company and subsidiary

A company or other entity shall be a “holding company” for the purposes of this Agreement if it falls within either the meaning attributed to that term in ss736 and 736A CA85 or the meaning attributed to the term “parent undertaking” in s258 CA85, and a company or other entity shall be a “subsidiary” for the purposes of this Agreement if it falls within either the meaning attributed to that term in ss736 and 736A CA85 or the meaning attributed to the term “subsidiary undertaking” in s258 CA85, and the terms “subsidiaries” and “holding companies” are to be construed accordingly.

1.4	Agreed form

Any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the Seller and the Purchaser prior to the execution of this Agreement and signed or initialled for identification purposes only by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed by or on behalf of the Seller and the Purchaser).

1.5	Recitals, schedules, etc.

References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the parties, the recitals, schedules and clauses are references respectively to the parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses of this Agreement.

1.6	Meaning of references

Save where specifically required or indicated otherwise:
(a)	words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)	references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)	references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word

“other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d)	references to any English statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English statutory provision or legal term or other legal concept, state of affairs or thing;

(e)	any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail;

(f)	references to “sterling” or “£” or “pounds” are to the lawful currency of the United Kingdom as at the date of this Agreement. References to “Euro” or “€” are to the single currency of the European Union constituted by the Treaty on European Union; and

(g)	references to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight to midnight.
1.7	Headings

Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

1.8	Connected persons

Section 839 Taxes Act is to apply to determine whether one person is connected with another for the purposes of this Agreement.

2.	SALE AND PURCHASE OF SHARES AND IRISH SHARES

2.1	Sale and purchase of Shares and Irish Shares
(a)	The Seller agrees to sell and transfer (and in relation to the Irish Shares to procure to be sold and transferred) and the Purchaser agrees to purchase the whole of the legal and beneficial interest in the Shares and the Irish Shares free from any Encumbrance, as at and with effect from the Completion Date.

(b)	The Seller covenants with the Purchaser that it has and will at Completion have, the right to sell and transfer or procure the sale and transfer of the whole of the legal and beneficial interest in and title to the Share and the Irish Shares.

(c)	The Seller covenants with the Purchaser that the Shares and the Irish Shares will on Completion be free from all Encumbrances.

(d)	The Seller covenants with the Purchaser that the Purchaser will on Completion be entitled to exercise all rights attached to or accruing to the Shares including, without limitation, the right to receive all dividends or other distributions or any return of capital declared, made or paid by the Company on or after Completion.

(e)	Part I of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this Agreement.

2.2	Rights attaching to the Shares and the Irish Shares

The Shares and the Irish Shares shall be sold together with all accrued and future rights now or hereafter attaching to them, including, without limitation, all rights to any dividend or other distribution declared, made or paid after the date of this Agreement.

2.3	Waiver of restrictions on transfer

The Seller hereby irrevocably waives and agrees to procure the waiver of any restrictions on transfer (including rights of pre-emption) which may exist in relation to the Shares or the Irish Shares, whether under the articles of association of the Company or the Irish Company or otherwise.

2.4	Sale of all the Shares and the Irish Shares

Neither party shall be obliged to complete the sale and purchase of any of the Shares or the Irish Shares unless the sale and purchase of all the Shares and all the Irish Shares is completed simultaneously in accordance with this Agreement.

3.	CONSIDERATION

3.1	Aggregate Consideration

The total price payable for the Shares, the Irish Shares and the grant of the Licence is aggregate of the Initial Consideration and the Deferred Consideration (if any).

3.2	Payments

On Completion the Purchaser shall:
(a)	procure the repayment by the Company of £10,000,000 to Bank of America, N.A. (as administrative agent and collateral agent) in accordance with paragraph 1 of part 3 of schedule 2;

(b)	issue to the Seller 1999 B Ordinary Shares of £0.01 each in the Purchaser credited as fully paid up; and

(c)	issue to the Seller Fixed Rate Unsecured Loan Notes 2017 in the principal amount of £1,700,000 (one million and seven hundred thousand pounds).
3.3	Apportionment of Initial Consideration

The Initial Consideration shall be apportioned between the Shares, the Irish Shares and the Licence as follows:
(a)	the Shares — £5,999,999, the 1999 B Ordinary Shares in the Purchaser and Fixed Rate Unsecured Loan Notes 2017 of the Purchaser in the principal amount of £1,700,000 (the “Share Consideration”);

(b)	the Irish Shares — £4,000,000 (the “Irish Share Consideration”); and

(c)	the Licence — £1 (the “Licence Consideration”).
3.4	Deferred Consideration

The provisions of schedule 10 shall have effect in respect of the Deferred Consideration. The Deferred Consideration shall be apportioned in the same proportions as the Initial Consideration.

4.	COMPLETION

4.1	Timing Completion shall take place immediately after the signing of this Agreement.

4.2	Location

Completion shall take place at the offices of the Seller’s Solicitors when all (but not some only) of the events detailed in this clause 4 shall occur.

4.3	Seller’s obligations at Completion

At Completion, the Seller shall:
(a)	deliver (or cause to be delivered) to the Purchaser the items listed in part 1 of schedule 2 (the Purchaser receiving those items, where appropriate, as agent of the Company or the Irish Company); and

(b)	procure that all necessary steps are taken properly to effect the matters listed in part 2 of schedule 2 at board meetings of each member of the Group and deliver to the Purchaser duly signed minutes of all such board meetings.
4.4	Purchaser’s obligations at Completion

At Completion, the Purchaser shall do or deliver (or cause to be delivered) to the Seller the matters or items listed in part 3 of schedule 2.

4.5	No termination

The Purchaser shall not be entitled in any circumstances to rescind or terminate this Agreement after Completion.

5.	POST-COMPLETION OBLIGATIONS

The Purchaser undertakes to the Seller to procure the performance and observance of those matters listed in schedule 3.

6.	RESTRICTIVE COVENANTS

6.1	Restriction of Seller

Subject to clause 6.2, the Seller undertakes with the Purchaser that, except with the consent in writing of the Purchaser (such consent not to be unreasonably withheld or delayed):
(a)	for the period of two years after Completion, it will not (and will procure that no member of the Seller’s Group will) in the United Kingdom or the Republic of Ireland, either on its own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, in any business which directly competes with the Business (a “Competing Business”) (other than as a holder of not more than five per cent of the issued shares or debentures of any company carrying on such a business traded on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000)); and

(b)	for the period of two years after Completion, it will not (and will procure that no member of the Seller’s Group will) either on its own account or in conjunction with or on behalf of any other person solicit, entice away or attempt to solicit or entice away from the Company or the Irish Company any person employed in a senior or managerial capacity by the Company or the Irish Company at Completion.
6.2	Exceptions from restrictions

Nothing in clause 6.1 shall prevent or restrict the Seller or any member of the Seller’s Group from:
(a)	carrying on or being engaged in any business or providing any goods or services via the Internet or other electronic media, whether in the United Kingdom, the Republic of Ireland or elsewhere;

(b)	carrying on or being engaged concerned or interested in, anywhere in the world, any business (not being a Competing Business) which it carries on at Completion or in which it is at Completion engaged, concerned or interested (or any reasonable extension or development of any such business);

(c)	carrying on the Paperchase Business, whether in the United Kingdom, the Republic of Ireland or elsewhere;

(d)	carrying on or being engaged concerned or interested in any Competing Business after such time as the Purchaser’s Group ceases to carry on or be engaged, concerned or interested in such business to any material extent;

(e)	acquiring, directly or indirectly, shares in or the whole or any part of the undertaking or assets of any company which carries on a Competing Business if the Seller shall cease to carry on or be concerned or interested in the Competing Business or the company carrying on the same within one year from completion of the relevant acquisition (but nothing in this clause 6.2(e) shall require the Seller or the relevant members of the Seller’s Group to cease to carry on the Competing Business or to dispose of the same within one year as therein provided if such business or interest therein is acquired as part of a larger acquisition or series of related acquisitions and the value properly attributable to such part did not at the date of acquisition amount to more than 10% of the value of such larger acquisition or series of related acquisitions taken as a whole;

(f)	general solicitation to the public of employment with the Seller or any member of the Seller’s Group and to which any person described in clause 6.1(b) responds without any other solicitation or prompting;

(g)	carrying on the business of selling books, periodicals, CDs and DVDs from the Oxford St and/or Glasgow Properties in the event that the Seller or any member of the Seller’s Group takes possession of either or both of such properties in connection with any call on the guarantees given by Borders Group to the landlords of such properties; or

(h)	carrying on or being engaged in any business or providing any goods or services, whether in the United Kingdom, the Republic of Ireland or elsewhere which is not a Competing Business and which incorporates a Starbucks or similar type of concession arrangement or which provides internet connectivity services whether using T-Mobile or otherwise.

6.3	The Seller acknowledges that they consider the undertakings contained in clause 6.1 reasonable and necessary for the proper protection of the business of the Company or the Irish Company and the legitimate interests of the Purchaser and further acknowledges that damages would not be an adequate remedy for breach of such undertakings.

6.4	Each of the undertakings in clause 6.1 is separate and severable and shall be construed on that basis. In the event that any such undertakings are found to be void but would be valid if some part of it were deleted or if the period or extent were reduced such undertaking shall apply with such modification as may be necessary to make it valid and effective.

6.5	The restrictions contained in clause 6.1 shall cease to apply in the event that there is a material breach of the terms of this agreement by the Purchaser including a failure to pay the Deferred Consideration and failure to comply with paragraph 1.2(a) of schedule 3.

7.	WARRANTIES

7.1	Warranties of the Seller

The Seller warrants to the Purchaser in the terms set out in schedule 4 subject to:
(a)	any matter disclosed in the Disclosure Letter (or treated by the Disclosure Letter as being disclosed);

(b)	any information obtained by the Purchaser or any of its advisors during the course of any investigation (whether authorised by the Seller or not) by or on behalf of the Purchaser into the affairs of the Company or the Irish Company (including, without limitation to the generality of the foregoing, the information contained in the Data Room) and any other information of which the Purchaser or any other member of the Purchaser’s Group may have knowledge, whether actual, implied or constructive. All such information shall be deemed to be disclosed to the Purchaser; and

(c)	the limitations and qualifications set out in schedule 5.
7.2	Accuracy of Disclosure Letter

The Seller makes no representation or warranty to the Purchaser as to the completeness, truth or accuracy of the matters disclosed in the Disclosure Letter.

7.3	Warranties of the Purchaser

The Purchaser warrants to the Seller that:
(a)	the Purchaser has obtained all corporate authorisations required to empower it to enter into this Agreement and the Tax Deed and to perform its obligations thereunder;

(b)	neither the entry into this Agreement and the Tax Deed nor the implementation of the transactions contemplated by this Agreement and the Tax Deed will:
(i)	violate or conflict with the provisions of the Purchaser’s constitutional documents;

(ii)	amount to a violation or breach of any applicable laws or regulations in any relevant jurisdiction;

(iii)	amount to a violation or default with respect to any relevant order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction to which the Purchaser is a party or by which the Purchaser is bound; or

(iv)	result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound;
(c)	the obligations expressed to be assumed by the Purchaser pursuant to this Agreement and the Tax Deed are legal, valid and binding and enforceable against it in accordance with the terms of this Agreement and the Tax Deed; and

(d)	the Purchaser is not engaged in any material litigation or arbitration or similar proceedings related to the transactions contemplated by this Agreement and to the knowledge of the Purchaser, no such litigation, arbitration or proceeding is threatened against the Purchaser or any member of the Purchaser’s Group.
8.	LOCKED BOX

8.1	The Seller warrants to the Purchaser that since the Reference Balance Sheet Date no Leakage has occurred, save for Permitted Leakage.

8.2	The Seller undertakes to the Purchaser to pay to the Purchaser on demand, or as it may direct, the amount of any Leakage, other than Permitted Leakage, received by it or any other member of the Seller’s Group and to indemnify the Purchaser and keep it indemnified from and against all Losses incurred by the Purchaser arising out of a breach by the Seller of clause 8.1 and the Purchaser may set off any amounts due under this clause against any payments that it is due to make to Borders International Services, Inc under the Transitional Services Agreement by notice to the Seller provided that the such notice is accompanied by the written opinion of a commercial specialist Queen’s Counsel jointly agreed upon between the Purchaser and the Seller or (failing such agreement) appointed, at the request of either the Purchaser or the Seller at any time, by the President from time to time of The Bar Council of England and Wales, to the effect that the Purchaser is likely to succeed on the claim under the indemnity in respect of the amount to be set off to the extent of the amount to be set off or, if less, the amount stated in the opinion and will be entitled to set off the amount so estimated or stated.

9.	EMPLOYEE INCENTIVES

9.1	This clause 9 shall have effect if, and only to the extent that, the Purchaser or any member of the Group has any obligation to account for bonuses payable in connection with the transaction contemplated by this Agreement including, without limitation, any retention, termination or other bonuses (the “Bonuses”) and income tax and employee’s social security contributions after Completion under PAYE or any other withholding system arising in respect of any share incentive, share option or other incentive (including the Bonuses) granted before Completion (together the “Incentives”) by any member of the Seller’s Group to any employee or officer or former employee or officer of any member of the Group (a “Relevant Individual”).

9.2	The Seller shall inform the Purchaser of the occurrence of any event whereby income tax and employee social security contributions are required to be accounted for pursuant to Clause 9.1 (a “Relevant Event”) within 5 Business Days of the Relevant Event, specifying the name of the Relevant Individual and the amount of employment income arising to the Relevant Individual in respect of the Relevant Event.

9.3	The Purchaser will provide the Seller with all information reasonably necessary for the Seller to calculate the amounts that are required to be accounted for pursuant to clauses 9.1 and 9.5 within 2 Business Days of the notification made pursuant to clause 9.2 above.

9.4	The Seller agrees that it will, to the extent permitted by law, use its reasonable endeavours to withhold from amounts due to the Relevant Individual or otherwise recover from the Relevant Individual, an amount equal to the amount of income tax and employee social security contributions that are required to be accounted for pursuant to clause 9.1 and forward that amount to either the member of the Group that is the employer of the Relevant Individual or the Purchaser by the later of (i) the end of 5 Business Days after the relevant event; (ii) 5 Business Days after the notification made pursuant to clause 9.2 above; and (iii) the close of business on the day that is the latest date on which the income tax or employee social security contributions (as the case may be) may be paid to a Taxation Authority without a liability to interest and penalties arising. To the extent that the Seller is unable to withhold or recover the amounts of income tax and employee social security contributions due from the Relevant Individual, the Purchaser agrees that it will procure that the member of the Group that is the employer of the Relevant Individual will use all reasonable endeavours to recover the amount of income tax and employee social security contributions that are required to be accounted for pursuant to clause 9.1 by deduction from the salary or other remuneration of the Relevant Individual or otherwise directly from the Relevant Individual.

9.5	The Seller agrees that the Seller will bear any liability to employer social security contributions arising in respect of any Incentives granted by any member of the Seller’s Group or the Group to any Relevant Individual, and shall forward that amount to either the member of the Group that is the employer of the Relevant Individual or the Purchaser by the later of (i) the end of 5 Business Days after the relevant event; (ii) 5 Business Days after the notification made pursuant to clause 9.2 above; and (iii) the close of business on the day that is the latest date on which the income tax or employee social security contributions (as the case may be) may be paid to a Taxation Authority without a liability to interest and penalties arising.

9.6	The Purchaser shall procure that the relevant member of the Group that is the employer of the Relevant Individual shall account for the amount equal to the amount of income tax and employee social security contributions that are required to be accounted for pursuant to clause 9.1, and any employer social security contributions due, to the relevant Taxation Authority within any required timeframe and procure that, if and to the extent that there has been an over-recovery of any amount of income tax and employee social security contributions, the amounts are paid to the Relevant Individual as soon as practicable. The Purchaser shall provide to the Seller such evidence that the amounts of income tax and employee social security contributions have been duly accounted to the relevant Taxation Authority as the Seller may reasonably request.

9.7	The Purchaser shall procure that a member of the Group shall report to the relevant Taxation Authority any information required to be reported to any such Taxation Authority in relation to any Relevant Event in connection with any share incentive, share option or other incentive granted before Completion within the required timeframe. The Purchaser shall provide the Seller with a copy of any such report within five Business Days of a request being made for the same.

9.8	The Seller undertakes to pay or put the Purchaser in funds to pay, the Bonuses in time for payment on their due dates provided that the Purchaser shall have given the Seller not less than 5 Business Days prior notice that the liability is about to fall due.

10.	ANNOUNCEMENTS, CONFIDENTIALITY AND RETURN OF INFORMATION

10.1	Prior approval of announcements

Subject to the provisions of clause 10.2 below, no disclosure or announcement relating to the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Seller or the Purchaser or any member of the Purchaser’s Group or any member of the Group without the prior written approval of the other party (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed) provided that these restrictions shall not apply to any disclosure or announcement if required by any law, applicable securities exchange, supervisory, regulatory or governmental body.

10.2	Notices to customers etc.

Nothing in this Agreement will prohibit the Purchaser from making or sending after Completion any announcement to a customer, client or supplier of the Company or the Irish Company informing it that the Purchaser has purchased the Shares and the Irish Shares.

10.3	Consultation

The party making the communication shall use its reasonable endeavours to consult with the other party in advance as to the form, content and timing of the communication.

10.4	Confidentiality

Each party shall treat as strictly confidential and will not disclose any information received or obtained by it or its officers, employees, agents or advisers as a result of entering into or performing this Agreement which relates to:
(a)	the provisions of this Agreement, or any document or Agreement entered into pursuant to this Agreement;

(b)	the negotiations leading up to or relating to this Agreement; or

(c)	the other party,
and the Seller acknowledges that it shall and shall procure that the Seller’s Group shall treat as strictly confidential all information arising from its ownership of the Company and the ownership of the Irish Company by Borders Group provided that these restrictions shall not apply to any disclosure of information if and to the extent the disclosure is:
(i)	required by the law of any jurisdiction;

(ii)	required by any applicable securities exchange, supervisory or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law;

(iii)	made to the relevant party’s professional advisers, auditors or bankers or the professional advisers, auditors or bankers of any other member of the relevant party’s group of companies; or

(iv)	of information that has already come into the public domain through no fault of the relevant party or any other member of that party’s group of companies.
10.5	Return of Information

If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, the Purchaser shall return to the Seller (i) all books and records relating or belonging to any member of the Group; and (ii) the Disclosure Letter, and the Purchaser undertakes to comply in all respects with the terms of the Confidentiality Letter.

11.	INSURANCE

The provisions of schedule 7 shall have effect in respect of insurance claims and risk.

12.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which together constitute one and the same instrument. This Agreement shall not be effective until each party has executed at least one counterpart.

13.	FURTHER ASSURANCE

Each of the parties agrees to use all reasonable endeavours to perform (or use all reasonable endeavours to procure the performance of) all further acts and things, and execute and deliver (or use all reasonable endeavours to procure the execution and delivery of) such further documents, as the other may reasonably require, whether on or after Completion, to implement and/or give effect to the Agreement and the transactions contemplated by this Agreement.

14.	VARIATION, WAIVER AND CONSENT

14.1	No variation (or waiver of any provision or condition of this Agreement) shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).

14.2	Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

14.3	Any consent granted under this Agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.

15.	ENTIRE AGREEMENT

The Transaction Documents, the Confidentiality Letter and the Disclosure Letter together represent the whole and only agreement between the parties in relation to the sale and purchase of the Shares and the Irish Shares and supersede any previous agreement (whether written or oral) between all or any of the parties in relation to the subject matter of any such document save that nothing in this Agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

16.	DEFAULT INTEREST

16.1	If any party which is required to pay any sum under this Agreement fails to pay any sum payable by it under this Agreement on the due date for payment (the “Defaulting Party”), it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgement) in accordance with this clause.

16.2	The Defaulting Party shall pay interest at the annual rate which is the aggregate of 2% per annum and the base rate from time to time of National Westminster Bank Plc.

16.3	Interest under this clause 16 shall accrue on the basis of the actual number of days elapsed and a 365-day year and shall be paid by the Defaulting Party on demand. Unpaid interest shall compound monthly.

17.	NOTICES

17.1	Save as otherwise provided in this Agreement, any notice, demand or other communication (“Notice”) to be given by any party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by fax to the number set out in clause 17.2, or delivering it by hand to the address set out in clause 17.2 and in each case marked for the attention of the relevant party set out in clause 17.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 17). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:
(a)	if sent by fax, at the time of transmission; or

(b)	in the case of delivery by hand, when delivered;
provided that in each case where delivery by fax or by hand occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

17.2	The addresses and fax numbers of the parties for the purpose of clause 17.1 are as follows:

(a)	Seller
	Address:	100 Phoenix Drive
Ann Arbor MI 48108
USA

	Fax:	+1 734 477 1370

	For the attention of:	General Counsel

With a copy to:
	Address:	100 New Bridge Street
London
EC4V 6JA

	Fax:	+44 207 9191999

	For the attention of:	Gabriel Fisher/James Reed

(b)	Purchaser
	Address:	32 Bedford Row
London
WC1R 4HE

	Fax:	020 7831 5099

	For the attention of:	Luke Johnson

17.3	A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 17, provided that, such notice shall only be effective on:
(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.
17.4	In proving service is shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

18.	COSTS

Each of the parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and any other Agreement incidental to or referred to in this Agreement.

19.	THIRD PARTY RIGHTS

The parties do not intend that any term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

20.	TIME OF THE ESSENCE

Time shall be of the essence of this Agreement, both as regards times, dates and periods specified in the Agreement and as to any times, dates or periods that may by Agreement between the parties be substituted for any of them.

21.	CONTINUING EFFECT

Each provision of this Agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

22.	ASSIGNMENT

Neither party may assign or transfer all or any of its rights or obligations under this Agreement or dispose of any right or interest in this Agreement without the prior written consent of the other party.

23.	CURRENCY CONVERSION

For the purpose of converting amounts specified in one currency into another currency where required, the rate of exchange to be used in converting amounts specified in one currency into another currency shall be the New York closing rate for exchanges between those currencies quoted in the Wall Street Journal for the nearest Business Day for which that rate is so quoted prior to the date of the conversion.

24.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

24.1	Governing law

The construction, validity and performance of this Agreement shall be governed by the laws of England and Wales.

24.2	Submission to jurisdiction

The parties to this Agreement irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any claim or matter arising under or in connection with this Agreement and that accordingly any proceedings in respect of any such claim or matter may be brought in such court. Nothing in this clause shall limit the right of the Seller to take proceedings against any other party in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdiction preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

25.	GOVERNING LANGUAGE

The official text of the Transaction Documents and any notices given thereunder shall be in English. In the event of any dispute concerning the construction or interpretation of any Transaction Document, reference shall be made only to the relevant Transaction Document as written in English and not to any translation into any other language.
The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the schedules.

SCHEDULE 1
Part 1: Details of the Company

Name	:	Borders (UK) Limited

Date of Incorporation	:	17 August 1981

Place of Incorporation	:	England & Wales

Company number	:	01580771

Registered office	:	120 Charing Cross Road, London, WC2H 0JR

Directors	:	Edward James Jackson 6358 Cherry Tree Court, Rochester Hills, MI 48306, USA

George Lewis Jones 100 Underdown Road, Ann Arbor, MI 48105, USA

Edward W Wilhelm 46608 Southview Lane, Plymouth, MI 48170, USA

Secretary	:	Thomas D. Carney 2033 Norway, Ann Arbor, MI 48104, USA

Authorised share capital	:	£53,711 divided into 499,600 ordinary shares of £0.10 each, 10 “A” ordinary shares of £0.10 each and 37,500 7.5% cumulative convertible redeemable preference shares of £0.10 each

Issued share capital	:	£45,411.30 divided into 454,103 ordinary shares of £0.10 each, and 10 ordinary A shares of £0.10 each

Mortgages and charges	:	Fleet Retail Group, Inc. 30/07/04 (created) 09/08/2004 (registered)

Guarantee and floating charge over the
whole of the inventory and stock in
trade, all books and other debts, and
monetary claims, by way of security all
agreements and policies of insurance,
any letters of credit.

Fleet Retail Group, Inc. 30/07/04 (created) 09/08/2004 (registered)

An amended and restated multicurrency

revolving credit agreement over all
deposits, credits, collateral and
property now or hereinafter in the
possession, custody, safekeeping or
control of such agent, such issuing
bank, or such lender or any lender
affiliate and their successors.

Bank of America, N.A., JP Morgan Chase Bank, Wells Fargo Retail Finance 31/07/06 (created) 18/08/2006 (registered)

An amended and restated multicurrency
revolving credit agreement. A
continuing lien, security interest and
right of set off as security upon all
deposits, credits, collateral and
property. A security interest in all
goods, documents, instruments, and
accounts.

Registered shareholders	:	BGI (UK) Limited 100 New Bridge Street, London, EC4V 6JA 10 ordinary A shares 454,103 ordinary shares

Accounting reference date	:	25/01

Auditors	:	Ernst & Young LLP

Tax residence	:	UK

VAT registration number	:	GB 650 0723 71

Status	:	Trading

Direct subsidiaries	:	None

Part 2: Details of the Irish Company

Name	:	Borders Books Ireland Limited

Date of Incorporation	:	4 July 2005

Place of Incorporation	:	Dublin, Ireland

Company number	:	404624

Registered office	:	70 Sir John Rogerson’s Quay, Dublin 2

Directors	:	George L Jones 100 Underwood Road, Ann Arbor, MI, 48105

	:	Robert Heron 44 Avoca Avenue, Blackrock, Co Dublin, Ireland

	:	Edward W. Wilhelm 46608 Southview Lane, Plymouth MI 48170, USA

Edward James Jackson 6358 Cherry Tree Court, Rochester Hills, MI 48306, USA

Secretary	:	Thomas D. Carney 2033 Norway, Ann Arbor, MI 48104, USA American

Authorised share capital	:	€10,000,000 divided into 10,000,000 ordinary shares of €1 each

Issued share capital	:	€31,000 divided into 31,000 ordinary shares of €1 each

Mortgages and charges	:	Bank of America, N.A. 26/01/2007 (created) 13/02/2007 (registered) Charge on book debts of the Irish Company.

Registered shareholder	:	Borders International Services, Inc. 100 Phoenix Drive, Ann Arbor, MI 48108, USA 31,000 ordinary shares

Accounting reference date	:	28/01

Auditors	:	Ernst & Young

Tax residence	:	Republic of Ireland

VAT registration number	:	IE 6424624H

Status	:	Trading

Direct subsidiaries	:	None

SCHEDULE 2
Completion
Part 1: Seller’s Delivery Obligations at Completion
At Completion, the Seller shall deliver to the Purchaser:
1.	duly executed transfers of all of the (i) Shares; and (ii) Irish Shares, into the name of the Purchaser or its nominees together with the relevant share certificates (or indemnities in respect thereof in the agreed form);

2.	the leasehold deeds to the Properties referred to in parts 1 and 2 of schedule 8 (other than the leasehold deed relating to the Broadgate, Canary Wharf, Fleet Street and Finchley Road stores, copies of which will be provided) and the concessions referred to in part 3 of schedule 8 and the counterparts of the concessions referred to in part 4 of schedule 8, such delivery to be made by the title deeds being placed at the registered office/principal place of business of the Company or the Irish Company (as the case may be) or at the premises of the Company’s property solicitors (a schedule of the solicitors holding such documents having been provided to the Seller);

3.	all the statutory and other books (duly written up to, but not including, Completion) of the Company and the Irish Company and their respective certificates of incorporation and common seals in its possession, such delivery to be made by the statutory records and other books being placed at the registered office/principal place of business of the Company;

4.	duly executed releases under seal, in the agreed form, releasing the Company from the Charges together with forms 403a duly completed and sworn in respect of the same;

5.	duly executed releases under seal, in the agreed form, releasing the Irish Company from the charge dated 26 January 2007 granted to the Bank of America, N.A. together with Form C6 duly completed and sworn in respect of the same;

6.	a certificate of non-crystallization and release in the agreed form duly executed as a deed by Fleet Retail Group, Inc. in respect of the floating charge dated 30 July 2004 granted to the Bank by the Company and others;

7.	certified copies of any powers of attorney under which any of the documents referred to in this schedule is executed or evidence reasonably satisfactory to the Purchaser of the authority of any person signing on behalf of the Seller of or any member of the Borders Group;

8.	duly executed irrevocable power of attorney in the agreed form in respect of the Shares enabling the Purchaser (during the period prior to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares;

9.	duly executed irrevocable power of attorney in the agreed form in respect of the Irish Shares enabling the Purchaser (during the period prior to the registration of the transfer of the Irish Shares) to exercise all voting and other rights attaching to the Irish Shares;

10.	letters of resignation in the agreed form from each of the Directors and the secretary of the Company and the Irish Company, such resignations to take effect from the close of the meetings referred to in part 2 of this schedule 2;

11.	a duly executed release under seal, in the agreed form, releasing the Company and the Irish Company from any liability whatsoever (whether actual or contingent, but excluding Intra-Group Trading Indebtedness) which may be owing to any member of the Seller’s Group by the Company or the Irish Company at Completion or written confirmation being furnished to the Purchaser that no Intra-Group Indebtedness exists;

12.	the Tax Deed duly executed by the Seller;

13.	the Licence duly executed by Borders Properties, Inc.;

14.	the Transitional Services Agreement duly executed by Borders International Services, Inc.;

15.	a copy of a resolution of the board of directors of the Seller (certified by a duly appointed officer as true and correct) authorising the execution of and the performance by the Seller of its obligations under this Agreement and each of the other documents to be executed by the Seller; and

16.	copies of all existing bank mandates and bank statements showing the current and deposit account balances of the Company and the Irish Company as at the close of business on the Business Day preceding Completion which show the repayment of all Leakage except Permitted Leakage.

Part 2: Seller’s Other Obligations at Completion
At Completion, the Seller shall:
1.	procure that:

4.1	the balance of the BoA Indebtedness (taking into account the payment to be made by the Purchaser on behalf of the Company pursuant to paragraph 1 of part 3 of schedule 2) is paid to Bank of America, N.A. (as administrative agent and collateral agent) by CHAPS to Bank of America, London (sort code: 16-50-50 account number: 65280027); and

4.2	the Fortis Indebtedness is paid by CHAPS to the Borders UK account at Fortis Bank (sort code: 40-52-62 account number: 1216402-84);

2.	cause the Directors to hold a meeting of the board of the Company and the Irish Company at which the relevant Directors shall pass resolutions in the agreed form to:

4.1	approve the registration of the Purchaser or its nominees as members of the Company or Irish Company (as appropriate) subject only to the production of duly stamped and completed transfers in respect of the Shares or the Irish Shares (as appropriate);

4.2	appoint such persons as the Purchaser may nominate as directors and secretary of the Company and the Irish Company (as appropriate);

4.3	revoke all authorities to the bankers of the Company and the Irish Company relating to bank accounts and to give authority to such persons as the Purchaser may nominate to operate the same;

4.4	do and perform any other business which may be necessary or desirable to give full and valid effect to the sale and purchase of the Shares and the Irish Shares,

and the Seller shall furnish to the Purchaser on Completion duly signed minutes of the meetings.

Part 3: Purchaser’s Obligations at Completion
At Completion, the Purchaser shall:
1.	on behalf of the Company, pay the sum of £10,000,000 to Bank of America, N.A. (as administrative agent and collateral agent) by CHAPS to Bank of America, London (sort code: 16-50-50 account number: 65280027);

2.	issue to the Seller 1999 B Ordinary Shares of £0.01 each and deliver to the Seller a share certificate in respect thereof;

3.	issue to the Seller Fixed Rate Unsecured Loan Notes 2017 in the principal amount of £1,700,000 and deliver to the Seller a Loan Note in respect thereof;

4.	deliver to the Seller a counterpart of the Tax Deed duly executed by the Purchaser;

5.	deliver to the Seller a counterpart of the Licence duly executed by the Company and the Irish Company;

6.	deliver to the Seller a counterpart of the Transitional Services Agreement duly executed by the Company and the Irish Company;

7.	deliver to the Seller the Deeds of Covenant duly executed by the Company and the Irish Company;

8.	deliver to the Seller a copy of a resolution of the board of directors of the Purchaser (certified by a duly appointed officer as true and correct) authorising the execution of and the performance by the Purchaser of its obligations under this Agreement and each of the other documents to be executed by the Purchaser; and

9.	deliver to the Seller’s Solicitors certified copies of any powers of attorney under which any of the Transaction Documents are executed by the Purchaser or other evidence satisfactory to the Seller of the authority of the person signing on the Purchaser’s behalf.

SCHEDULE 3
Post-Completion Obligations
1.	Following Completion, the Purchaser undertakes to the Seller:

4.1	to procure the repayment in the ordinary and usual course of business by the relevant member(s) of the Group of all Intra-Group Trading Indebtedness owed to any member of the Seller’s Group as at Completion; and

4.2	to use all reasonable endeavours (including the provision of substitute guarantees) to obtain the release of the Seller and each member of the Seller’s Group from any Intra-Group Guarantees to which it is a party and, pending such release:
(a)	to indemnify the Seller and the relevant member of the Seller’s Group against all amounts paid by it to any third party pursuant to any Intra-Group Guarantees in respect of any liability of any member of the Group (and all Losses incurred in connection with such liability) whether arising before or after Completion; and

(b)	not to take any action or allow any event to occur that results in any increase in the liability of any member of the Seller’s Group under any Intra-Group Guarantee including, for the avoidance of doubt, extending the term of any of the leases to which such Intra-Group Guarantees relate.
2.	The parties acknowledge and agree that:

4.1	the Domain Names have been incorrectly registered in the name of the Company and that the Domain Names should be transferred to their beneficial owner, Borders Properties, Inc. The parties agree that they will take all actions and execute all documents (and in the case of the Purchaser, that it will procure that the Company takes all actions and executes all documents) required to transfer the Domain Names from the Company to Borders Properties, Inc as soon as reasonably practicable following Completion; and

4.2	the Other Domain Names are currently registered in the name of various third parties. The Purchaser agrees that it will use (and procure the Company uses) its best endeavours to procure the transfer of the Other Domain Names to Borders Properties, Inc as soon as reasonably practicable following Completion.

3.	The Seller agrees that it will use its best endeavours to procure the transfer of the domain name booksetcltd.co.uk from Borders Properties, Inc. to the Company as soon as reasonably practicable following Completion

4.	If at any time the Landlord of any Guaranteed Property shall call upon Borders Group to make good in respect of a Lease Guarantee, and the Purchaser fails to indemnify the Seller and the relevant member of the Seller’s Group pursuant to paragraph 1.2 of this schedule, then upon written notice given by Borders Group to the Purchaser, the Purchaser shall:

4.1	procure that the Company or the Irish Company as appropriate shall assign the lease of the relevant Guaranteed Property as directed by Borders Group;

4.2	use its best endeavours to obtain all necessary consents for such assignment(s);

4.3	be responsible for all its own costs and those of Borders Group and the relevant Landlord in respect of the assignment and the granting of consent Provided That if the Purchaser does not promptly pay such costs or procure any necessary undertaking in respect thereof then Borders

Group may elect to pay such costs and/or provide such undertaking and such sums shall be owed as a debt by the Purchaser to Borders Group.

SCHEDULE 4
Warranties
1.	THE SHARES

4.1	The Seller is the legal and beneficial owner of the Shares and is entitled to sell the Shares and to procure the sale of the Irish Shares with full title guarantee on the terms of this Agreement without the consent of any third party.

1.1	The Shares comprise the whole of the issued and allotted share capital of the Company and all of the Shares are fully paid or credited as fully paid.

1.2	The Irish Shares comprise the whole of the issued and allotted share capital of the Irish Company and all of the Irish Shares are fully paid or credited as fully paid.

4.2	There is no Encumbrance on, over or affecting any of the Shares or Irish Shares or any unissued shares, debentures or other securities of the Company or the Irish Company and no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, sale or transfer of any shares, debentures or other securities of the Company or the Irish Company.
2.	CAPACITY OF SELLER

4.1	The Seller has obtained all corporate authorisations required to empower it to enter into this Agreement and the Tax Deed and to perform its obligations thereunder in accordance with their terms.

4.2	The relevant members of the Seller’s Group have obtained all corporate authorisation required to empower it to enter into the Transaction Documents to which they are a party and to perform their respective obligations thereunder in accordance with their terms.

4.3	Neither the entry into the Transaction Documents nor the implementation of the transactions contemplated by the Transaction Documents by the relevant members of the Seller’s Group will:
(a)	violate or conflict with the provisions of their constitutional documents;

(b)	to the knowledge of the Seller, amount to a violation or breach of any applicable laws or regulations in any relevant jurisdiction;

(c)	to the knowledge of the Seller, amount to a violation or default with respect to any relevant order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction to which the relevant member of the Seller’s Group is a party or by which the relevant member of the Seller’s Group is bound; or

(d)	to the knowledge of the Seller, result in a breach of, or constitute a default under, any instrument to which the relevant member of the Seller’s Group is a party or by which the relevant member of the Seller’s Group is bound.
4.4	The Transaction Documents constitute (or will on execution constitute) valid and legally binding obligations of the relevant members of the Seller’s Group.

4.5	The Seller is not engaged in any material litigation or arbitration or similar proceedings related to the transactions contemplated by the Transaction Documents and to the knowledge of the Seller, no such litigation, arbitration or proceeding is threatened against the Seller or any member of the Seller’s Group.

3.	THE COMPANY

4.1	The Company is duly incorporated and validly existing under the laws of England and Wales and has full corporate power and authority to carry on its business as it is now being conducted and to own the assets it now owns.

4.2	Except as required by this Agreement, there are no agreements or arrangements in force which provide for the present or future allotment, issue, transfer, redemption or repayment of, or grant to any person of the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or repayment of, any shares in the Company (including any option or right of pre-emption or conversion).
4.	THE IRISH COMPANY

4.1	The Irish Company is duly incorporated and validly existing under the laws of Ireland and has full corporate power and authority to carry on its business as it is now being conducted and to own the assets it now owns.

4.2	Except as required by this Agreement, to the knowledge of the Seller, there are no agreements or arrangements in force which provide for the present or future allotment, issue, transfer, redemption or repayment of, or grant to any person of the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or repayment of, any shares in the Irish Company (including any option or right of pre-emption or conversion).
5.	SCHEDULES

The particulars relating to the Company and the Irish Company set out in schedule 1 are in all material respects true and accurate.

6.	THE ACCOUNTS

4.1	General
(a)	The Accounts have been prepared in accordance with CA85 and audited by a certified auditor at the time they were audited.

(b)	The Accounts give a true and fair view of the state of affairs of the relevant member of the Group and of the assets and liabilities as at, and the profit and losses of the relevant member of the Group for the period ended on the Accounting Date, and of the results of the relevant member of the Group for the Financial Year ended on the Accounting Date.
4.2	Management Accounts

The Management Accounts have been prepared by the Company from the Company’s accounting records with due care and attention using the same accounting policies as were adopted for the management accounts for the Financial Year ended on 3 February 2007.

4.3	Irish Trial Balance

The Irish Trial Balance has been prepared by the Company from the Irish Company’s accounting records with due care and attention using the same policies as were adopted for the management accounts of the Company for the Financial Year ended on 3 February 2007.

7.	BUSINESS SINCE THE ACCOUNTING DATE

Since the Accounting Date:
(a)	the businesses of the Company and the Irish Company have been carried on in the ordinary and usual course;

(b)	no material adverse change in the financial position of the Company or the Irish Company has occurred other than any such material adverse change arising from changes in the economy generally or in the industry in which the Company and the Irish Company operate;

(c)	the Company and the Irish Company have not declared, paid or made for the Financial Year ended on the Accounting Date, a dividend or other distribution except to the extent provided in the relevant Accounts; and

(d)	the Company and the Irish Company have not undergone any capital reorganisation or change in their respective capital structures and the Company and the Irish Company have not repaid or redeemed share or loan capital, or made (whether or not subject to conditions) an Agreement or arrangement or undertaken an obligation to do any of those things.
4.2	The Data Room contains details of all current year disposals of fixed assets (other than disposals in the ordinary course of business) by the Company having in aggregate a value exceeding £1,000,000.

4.3	The Data Room contains details of all current year disposals of fixed assets (other than disposals in the ordinary course of business) by the Irish Company having in aggregate a value exceeding €100,000.
8.	CONTRACTUAL MATTERS

4.1	Neither the Company nor the Irish Company is a party to any guarantee or agreement for indemnity or for suretyship in respect of any Indebtedness, liability or obligation of any third party otherwise than in the ordinary course of business.

4.2	The Data Room contains details of:
(a)	any contract (other than contracts relating to the purchase of products and services in the ordinary course of business) representing annual income or expenditure in excess of £1,000,000 in the case of the Company, and €100,000 in the case of the Irish Company, which cannot be terminated without penalty or other compensation on less than three months notice;

(b)	any agency, distribution, franchising or licensing agreement representing annual income or expenditure in excess of £1,000,000 in the case of the Company, and €100,000 in the case of the Irish Company, other than such agreements entered into in the ordinary course of business, consistent with past practice;

(c)	any joint venture, agency, shareholders’ or partnership arrangement or agreement to which the Company or the Irish Company is a party.
4.3	To the knowledge of the Seller, each of the material contracts to which the Company is party is in full force and effect and constitutes a legal, valid and binding obligation of the Company.

4.4	To the knowledge of the Seller, each of the material contracts to which the Irish Company is party is in full force and effect and constitutes a legal, valid and binding obligation of the Irish Company.

4.5	No act or transaction has been effected by the Company (including the sale of the Shares) or the Irish Company (including the sale of the Irish Shares) in consequence of which the Company or the Irish Company is liable to refund the whole or part of any investment grant from any government or quasi-governmental body or other grant received by virtue of any law.

4.6	The Company does not carry on business under any name other than its own and “Borders”, “Borders Superstores”, “Borders Express” and “Books etc.”.

4.7	The Irish Company does not carry on business under any name other than its own and “Borders”.

4.8	Details of the Indebtedness of the Company in excess of £1,000,000 and any mortgage or charge relating thereto are contained in the Disclosure Letter.

4.9	Details of the Indebtedness of the Irish Company in excess of €100,000 and any mortgage or charge relating thereto are contained in the Disclosure Letter.

4.10	The Paperchase Arrangements set out the material terms of the arrangements between the Company and Paperchase Products Limited.

9.	INDEBTEDNESS

4.1	Neither the Company nor the Irish Company has received any written notice to repay any Indebtedness which is repayable on demand; and no event of default has occurred and is outstanding under any agreement relating to any other Indebtedness or other credit facility of the Company or the Irish Company (as appropriate).

4.2	Neither the Company nor the Irish Company has outstanding loan capital or any money borrowed or raised (other than under its bank facilities or normal trade credits and in the case of the Irish Company, other than sums borrowed from the Company).

4.3	Neither the Company nor the Irish Company has lent any money which is due to be repaid and, as at the date of this Agreement, has not been repaid or owns the benefit of any debt other than debts accrued in the ordinary course of its business.

10.	ASSETS

The Company and the Irish Company each owns or is entitled to use and enjoy all the rights and assets used in its business as substantially carried on in the Financial Year ended on the Accounting Date, except for any assets disposed of in the ordinary course of business since that date.
11.	INSOLVENCY, ETC.

4.1	No order has been made, petition presented or meeting convened for the winding up of the Company or the Irish Company or for the appointment of any provisional liquidator.

4.2	No petition has been presented for an administration order to be made in relation to the Company or a court protection order in relation to the Irish Company and no administrator, examiner or receiver (including, without limitation, any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Company or the Irish Company nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the Company or the Irish Company are managed by a person appointed for the purpose by a court, governmental agency or similar body).

12.	LITIGATION AND REGULATORY MATTERS
4.1	Save as disclosed in the Data Room, neither the Company nor the Irish Company is engaged in any litigation or arbitration or similar proceedings including, for the avoidance of doubt, any industrial or trade dispute which individually or collectively are regarded or ought reasonably to be regarded by the Seller as likely to have a material adverse effect on the financial position of the Company or the Irish Company (as appropriate). To the knowledge of the Seller, no such proceedings have been threatened in writing against the Company or the Irish Company.

4.2	To the knowledge of the Seller, there are no unfulfilled or unsatisfied judgments against the Company or the Irish Company.

4.3	To the knowledge of the Seller, neither the Company nor the Irish Company has received any written notice that it is the subject of any ongoing official investigation or inquiry or proceedings brought by any governmental or other administrative authority.

4.4	The Company and the Irish Company have obtained all material licences, permissions, authorisations and consents required for the carrying on of business now carried on by each of them in the places and in the manner in which that such businesses are now carried on and such licences, permissions, authorisations and consents are in full force and effect.

4.5	Neither the Company nor the Irish Company has received written notice that it is in default under any material licence, permission, authorisation or consent.

4.6	Neither the Company nor the Irish Company has received written notice that it is in violation of, or in default with respect to, any statute, regulation, order, decree or judgment of any court or any governmental agency of the jurisdiction in which it is incorporated which could have a material and adverse effect upon its assets or business.

13.	INSURANCE

4.1	The Data Room contains details of the insurances maintained by or on behalf of the Company and the Irish Company. There is no material claim outstanding under or in respect of such policies of insurance.

4.2	To the knowledge of the Seller, such insurances are in full force and effect and there are no special circumstances which might lead to any liability under such insurances being avoided by the insurers.

14.	EMPLOYEES

4.1	The Data Room contains a list of all the employees of the Company and the Irish Company together with details of remuneration and other material conditions of employment.

4.2	There has been made available to the Purchaser copies of all applicable collective bargaining agreements and where available a copy of the standard terms and conditions of employment of the Company and the Irish Company.

4.3	Since the Accounting Date, no Senior Executive of the Company or the Irish Company has been given or received formal written notice terminating his contract of employment.

15.	INTELLECTUAL PROPERTY

4.1	The Data Room contains details of all registered Intellectual Property which is registered in or applied for in the name of the Company and the Irish Company and which is material to their respective businesses and which is owned by the Company or the Irish Company (the “Owned Intellectual Property”).

4.2	The entity described as the owner or the applicant of the Owned Intellectual Property in the Data Room is the sole legal and beneficial owner of such rights, free from all security interests.

4.3	So far as the Seller is aware, there exists no actual or threatened infringement of any of the Owned Intellectual Property, nor any circumstances likely to give rise to such infringement.

4.4	So far as the Seller is aware, neither the conduct of the business of the Company or the Irish Company nor the Owned Intellectual Property Rights or any Intellectual Property used by them infringe the Intellectual Property of any third party and no notification of any such infringement has been received.

4.5	In respect of all Owned Intellectual Property registered or applied for on behalf of the Company or the Irish Company, all application, filing, registration, renewal and other fees have been paid when due.

4.6	The Data Room contains accurate details of all written licences which have been granted by the Company or the Irish Company to third parties relating to the Owned Intellectual Property and which is material to its respective business. Neither the Company nor the Irish Company has received written notification of any material breach of such licences.

4.7	The Data Room contains accurate details of all written licences granted by third parties to the Company or the Irish Company relating to the Intellectual Property used in the business of the Company or the Irish Company (as appropriate) and which is material to such business. Neither the Company nor the Irish Company has received written notification of any material breach of such licences.

4.8	To the knowledge of the Seller, neither the Company nor the Irish Company has disclosed to any person any material part of its Confidential Information except where such disclosure was properly made in the normal course of its business or was made subject to an agreement under which the recipient is obliged to maintain its confidentiality or restricted from using it other than for the purposes for which it was disclosed by the Company or the Irish Company (as appropriate).

16.	DATA AND RECORDS

4.1	For the purposes of this paragraph, “Data Protection Legislation” means, in relation to the Company, all applicable UK statutes and enacting instruments concerning the protection and/or processing of personal data and in relation to the Irish Company all applicable Republic of Ireland statutes and enacting instruments concerning the protection and/or process of personal data.

4.2	To the knowledge of the Seller, the Company and the Irish Company have each complied in all material respects with all applicable Data Protection Legislation.

4.3	To the knowledge of the Seller, the Company has not received any notice from the UK Information Commissioner alleging non-compliance with any applicable Data Protection Legislation, requiring the Company to change or delete any data or prohibiting any transfer of data to a place outside the UK.

4.4	To the knowledge of the Seller, the Irish Company has not received any notice from the Data Protection Commissioner alleging non-compliance with any applicable Data Protection Legislation, requiring the Irish Company to change or delete any data or prohibiting any transfer of data to a place outside the Republic of Ireland.

4.5	To the knowledge of the Seller, no individual has claimed compensation from the Company or the Irish Company under any applicable Data Protection Legislation, including for unauthorised or erroneous processing or loss or unauthorised disclosure of data.

4.6	The Company or the Irish Company is the sole legal and beneficial owner of the customer and mobile phone database containing details of the customers of the Company or the Irish Company currently hosted by Cheetahmail and Magnet Harlequin.

17.	PENSIONS

4.1	Other than the Borders UK Pension Scheme and the Borders Irish Pension Scheme (the “Schemes”) and any mandatory, government or social security pension arrangements, there are no legally enforceable arrangements or any ex-gratia arrangements whether or not legally enforceable in existence at the date of this Agreement which the Company or the Irish Company has any obligation to provide, or which the Company or the Irish Company is legally obliged to contribute for the provision of any pension, lump sum or other like benefit on retirement or death or termination of employment which are for the benefit of any employee of the Company or the Irish Company (or the benefit of persons dependent on any such employee).

4.2	The Data Room contains information relating to the Schemes and the Life Assurance Scheme which provides all material details of the benefits payable under them.

4.3	The Borders UK Pension Scheme is a registered pension scheme within the meaning of section 150(2) of the Finance Act 2004 and so far as the Seller is aware, there is no reason why this registration may be withdrawn.

4.4	All benefits provided under the Schemes are money purchase benefits.

4.5	The Schemes have at all times complied in all material respects with their respective terms and applicable local laws, regulations and other relevant requirements of the appropriate government bodies or regulatory authorities.

4.6	To the extent that any contributions and premiums are required to be paid by the Company and the Irish Company under the Schemes and the Life Assurance Scheme at the date of this Agreement, they have been paid.

4.7	The letter from Aegon Trustee Solutions to Heath Lambert Consulting Limited, dated 30 July 2007 and concerning the Books Etc Limited Pension Scheme, contains a quotation which Scottish Equitable have confirmed to Heath Lambert Consulting Limited is guaranteed provided it is accepted by 24 October 2007.

18.	PROPERTIES

4.1	The Properties comprise all the land and buildings in which the Company and the Irish Company has an interest.

4.2	With the exception of the Blanchardstown Property, the Company has good leasehold title to the Properties referred to in parts 1 and 2 of schedule 8 and to the Closed Property and the Company is in or is entitled to exclusive occupation of the Properties free of all leases, tenancies, third party rights of occupation, charges or mortgages subject only to the Occupational Concessions.
4.3	The Irish Company has good leasehold title to the Blanchardstown Property and the Irish Company is in exclusive occupation of the Blanchardstown Property free of all leases, tenancies, third party rights of occupation, charges or mortgages subject only to the relevant Occupational Concessions.

4.4	Neither the Company nor the Irish Company has received written notice relating to any subsisting material and adverse breaches of any applicable law relating to town and country planning and applicable building regulations and by laws affecting the same, nor any such notices relating to non compliance with covenants (other than covenants for repair) restrictions and conditions affecting the Properties and, so far as the Seller is aware, there are no circumstances likely to give rise to any such notice or breach.

4.5	Neither the Company nor the Irish Company has received written notice relating to any subsisting material and adverse breaches of any statutory, municipal or other requirements (including planning consents) involved in the use of the Properties and the conduct of the business of the Company or the Irish Company (as appropriate) and the Seller is not aware of any intended or contemplated revocation or refusal of any such licence or consent.

4.6	The Properties referred to in parts 1 and 2 of schedule 8 are served by all necessary drainage, water, electricity and/or gas services, all of which are connected to the mains sufficient for their existing uses.

4.7	To the knowledge of the Seller there are no material and adverse disputes affecting the Properties.

4.8	The means of access to the Properties are over either roads which have been adopted and maintained by the local authority or under legal easements sufficient for their existing uses.

4.9	Schedule 8 contains an accurate summary of the principal terms of the documents therein mentioned.

4.10	Part 5 of schedule 8 lists all the properties disposed of or vacated by the Company since 1 January 1998.

4.11	So far as the Seller is aware, the Company has not received notice of any outstanding liability (other than claims for dilapidations) under the leases of the Disposed Properties and any claims for dilapidations that have been received by the Company have been settled.

19.	ENVIRONMENTAL MATTERS

4.1	In this paragraph and in schedule 5:
(a)	“Environment” means the natural and man-made environment, including all or any of the following media, namely air, water and land (including air within buildings and other material or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media;

(b)	“Environmental Law” means all statutes and regulations concerning the protection of human health or the environment or the generation, transportation, storage, treatment or disposal of Hazardous Substances and capable of enforcement by legal process in the jurisdiction of operation of each Group Company;

(c)	“Environmental Licence” means any permit, licence, authorisation, consent or other approval required under, or in relation to, any Environmental Law; and

(d)	“Hazardous Substances” means any material, substance or organism of whatever description which, alone or in combination with others, may cause or have a harmful effect on the Environment or the health of man or any other living organism including, without limitation, all poisonous, toxic, noxious, dangerous and offensive substances.
4.2	Neither the Company nor the Irish Company has received any written notice or communication alleging that it is in material violation of any Environmental Law or Environmental Licence during the period of two years prior to the Completion Date.

20.	TAX

4.1	The Company has in relation to periods commencing on or after the date of acquisition by the Seller of the Company (the “Relevant Date”) made all returns (and supplied all information and given all notices to the relevant Taxation Authority as required by law within any requisite period and all such returns, information and notices were, when given or filed, correct and accurate in all material respects and are not the subject of any material dispute with any Taxation Authority.)

4.2	The Irish Company has made all returns (and supplied all information and given all notices to the relevant Taxation Authority as required by law within any requisite period and all such returns, information and notices were, when given or filed, correct and accurate in all material respects and are not the subject of any material dispute with any Taxation Authority.)

4.3	The Company and the Irish Company have each paid all Tax for which it is liable and which has fallen due for payment and neither the Company nor the Irish Company has, in the past three years, been liable to any material penalty or interest in respect of any such Tax.

4.4	Neither the Company nor the Irish Company has within the past twelve months been subject to and so far as the Seller is aware, neither of them is currently subject to any investigation or audit by any Taxation Authority.

4.5	No transaction or event has occurred in consequence of which the Company or the Irish Company is or may be held liable for any Tax where some other company is or may become primarily liable for the Tax in question by reason of any such company being or having been a member of the same group of companies.

4.6	Neither the Company nor the Irish Company has disposed of or acquired any asset since the Accounting Date in circumstances such that the disposal price or acquisition cost of the asset would be treated for Taxation purposes as being different from the consideration given or received.

4.7	The Company and the Irish Company have in all material respects properly operated the relevant system for the deduction of payroll Taxes as required by law.

4.8	Neither the Company nor the Irish Company is treated for any Tax purpose as resident in a country other than the country of its incorporation.

4.9	The Company and the Irish Company have each made all deductions and withholdings in respect of or on account of any Tax from all material payments made by it which it is obliged to make and has accounted to the relevant Taxation Authority for all amounts so deducted or withheld.

4.10	The Company and the Irish Company are each duly registered for the purposes of value added tax in its country of incorporation and have complied with all statutory provisions, rules, regulations, orders and directions concerning value added tax.

SCHEDULE 5
Limitations on Liability

1.	SCOPE

4.1	Save as otherwise expressly provided in this schedule, the provisions of this schedule shall operate to limit the liability of the Seller in respect of any claim under or in connection with the Warranties and where expressly stated to apply, the Tax Deed and references to “claim” and “claims” shall be construed accordingly.

4.2	Paragraphs 5 to 8 and 14 of this schedule shall not apply to any claim under the Warranties set out in paragraph 19 of schedule 4 (relating to Tax). Paragraphs 3, 5, 6 and 9 of the Tax Deed shall apply to claims under the Warranties set out in paragraph 20 of schedule 4 as they apply to claims under the Tax Deed.

2.	PURCHASER’S KNOWLEDGE

The Seller shall have no liability in respect of the Warranties to the extent that the facts and circumstances giving rise to the claim have been disclosed or referred to in the Disclosure Letter or this Agreement or in the Data Room or are otherwise known to any member of the Purchaser’s Group or its advisers at the date hereof.

3.	LIMITATIONS ON QUANTUM

4.1	The maximum aggregate liability of the Seller in respect of all claims under the Warranties and the Tax Deed shall not exceed the amount of £1,000,000.

4.2	No liability shall attach to the Seller in respect of any claim unless the liability of the Seller in respect of such claim exceeds £25,000 in which case the Seller shall (subject to paragraph 3.4) be liable for the whole of such amount and not merely the excess.

4.3	No liability shall attach to the Seller unless the aggregate amount of all claims for which it would, in the absence of this provision, be liable shall exceed £250,000 and in such event the Seller shall be liable for the whole of such amount and not merely the excess.

4.4	Paragraphs 3.1 to 3.3 shall not apply to any claim against the Seller to the extent that it is established that the liability of the Seller in respect of that claim arises from fraud on the part of the Seller.

4.	TIME LIMITS

4.1	The Seller shall be under no liability in respect of any claim and any such claim shall be wholly barred and unenforceable unless notice of such claim (stating in reasonable detail the specific matters in respect of which the claim is made and including so far as reasonably practicable an estimate of the maximum amount of the claim) shall have been served upon the Seller by the Purchaser:
(a)	in the case of a claim under the Warranties (other than the Warranties relating to Tax) by no later than 12 months after the date of Completion; or

(b)	in the case of a claim under the Warranties relating to Tax by no later than 36 months after the date of Completion,

PROVIDED THAT the liability of the Seller against which any claim specified in such notice shall have been made shall absolutely determine and cease (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of the claim shall not have been commenced against the Seller by being both properly issued and validly served on the Seller within three months of the giving of such notice.
4.2	If the Purchaser or any member of the Purchaser’s Group becomes aware of a claim then the Purchaser shall give written notice of the relevant facts to the Seller as soon as reasonably practicable and in any event within 60 days (the “Notice Period”) of the Purchaser or the relevant member of the Purchaser’s Group becoming aware of the claim. A failure by the Purchaser to provide written notice within the Notice Period shall not prejudice the Purchaser’s right to bring a claim, but no additional liability shall attach to the Seller to the extent that the amount of the claim has increased as a result of the failure of the Purchaser to give written notice within the Notice Period.

4.3	Paragraphs 4.1 and 4.2 shall not apply to any claim against the Seller to the extent that it is established that the liability of the Seller in respect of that claim arises from fraud on the part of the Seller.

5.	RECOVERY FROM THIRD PARTIES AND CONDUCT OF CLAIMS

4.1	Paragraph 5.2 shall apply in circumstances where:
(a)	any claim is made against any member of the Purchaser’s Group which may give rise to a claim by the Purchaser against the Seller; or

(b)	any member of the Purchaser’s Group is or may be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Purchaser has or may have a claim against the Seller; or

(c)	the Seller shall have paid to the Purchaser an amount in full settlement of a claim and subsequent to the making of such payment any member of the Purchaser’s Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment.
4.2	The Purchaser shall and shall procure that each other member of the Purchaser’s Group shall:
(a)	prior to taking any action against the Seller in respect of any claim in the case of paragraphs 5.1(a) and 5.1(b) (subject to the Purchaser being indemnified to its reasonable satisfaction by the Seller against all reasonable costs and expenses which may properly be incurred by reason of such action) as soon as reasonably practicable take all such action as the Seller may reasonably request, including the institution of proceedings and the instruction of professional advisers approved by the Seller to act on behalf of the relevant member of the Purchaser’s Group, to avoid, dispute, resist, compromise, defend or appeal against any such claim against the relevant member of the Purchaser’s Group as is referred to in paragraph 5.1(a) or to make such recovery as is referred to in paragraphs 5.1(b) or 5.1(c), as the case may be, in accordance with the reasonable instructions of the Seller; and

(b)	not make any admission of liability or settle or compromise any liability or claim which has given or may give rise to a claim against the Seller without the prior written consent of the Seller which consent shall not be unreasonably withheld or delayed; and

(c)	in the case of paragraph 5.1(c) only, as soon as reasonably practicable repay to the Seller an amount equal to the amount so recovered (less the cost of such recovery) or, if lower, the amount paid by the Seller to the Purchaser.

4.3	The Purchaser shall as soon as reasonably practicable:
(a)	notify the Seller of any claim made against a member of the Purchaser’s Group as referred to in paragraph 5.1(a), or any right of recovery which is or might be available, as referred to in paragraphs 5.1(b) and 5.1(c), after any member of the Purchaser’s Group becomes aware of the same; and

(b)	keep the Seller informed as soon as reasonably practicable of all material developments in relation to any claim, or right of recovery, as referred to in paragraph 5.3(a); and

(c)	provide all such information and documentation (no matter how it is recorded or stored) as the Seller shall reasonably request in connection with any claim, or right of recovery, as referred to in paragraph 5.3(a).
4.4	No liability shall attach to the Seller to the extent that a claim has arisen or the amount of the claim has been increased, or a sum which would otherwise have been recoverable as referred to in paragraph 5.1(c) has not been recovered, because the Purchaser failed to comply with paragraphs 5.2(a), 5.2(b) or 5.3 in relation to such claim or, as the case may be, such amount recoverable.

4.5	The Purchaser shall not be obliged to take any action set out in paragraph 5.2 and 5.3 which, in the reasonable view of the Purchaser would have a material adverse effect on the goodwill of the Purchaser or any member of the Purchaser’s Group or their relationship with any third party with whom any of them has a commercial relationship on an ongoing basis.

6.	NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED

4.1	Provision or reserve in the Reference Balance Sheet

No liability shall attach to the Seller in respect of any claim to the extent that allowance, provision or reserve in respect of the matter or thing giving rise to such claim has been made in the Reference Balance Sheet.

4.2	Insurance
No liability shall attach to the Seller in respect of any claim if and to the extent that such claim relates to any loss or damage recoverable by any member of the Purchaser’s Group under any policy of insurance.

7.	FUTURE ACTS

4.1	Change in Legislation

No liability shall attach to the Seller in respect of any claim to the extent that such claim would not have arisen (or the amount of the claim would not have been increased) but for a change in legislation made after the date hereof or a change in the interpretation of the law after the date hereof (whether or not such change purports to be effective retrospectively in whole or in part) or if such claim would not have arisen (or the amount of the claim would not have been increased) but for any judgement delivered after the date hereof.

4.2	Voluntary Acts and Omissions

No liability shall attach to the Seller in respect of any claim to the extent that such claim would not have arisen but for an omission or a voluntary act (other than an omission or act carried out pursuant to a legally binding obligation created on or before Completion) of any member of the Purchaser’s Group occurring after Completion and the relevant member of the

Purchaser’s Group was actually aware that such act or omission or voluntary act would cause such a claim to arise.

8.	ACTS APPROVED BY PURCHASER
The Purchaser shall not be entitled to bring any claim in respect of any act or omission whatsoever carried out at the written request or with the written approval of the Purchaser or its authorised agent or representative prior to Completion or which is expressly authorised by this Agreement.

9.	CONTINGENT AND UNQUANTIFIABLE LIABILITIES
No liability shall attach to the Seller in respect of any claim to the extent that the claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be.

10.	NO DOUBLE RECOVERY
The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same loss, damage, deficiency or breach.

11.	OPPORTUNITY TO REMEDY
No liability shall attach to the Seller in respect of any claim if and to the extent that the breach giving rise to such claim is capable of remedy (to the reasonable satisfaction of the Purchaser and Purchaser’s Group) except to the extent that the relevant breach remains unremedied (without such cost) after the expiry of 30 days following receipt by the Seller of notice from the Purchaser giving full particulars of the relevant breach and requiring it to be so remedied.

12.	EVENTS PRIOR TO SELLER’S OWNERSHIP
No liability shall attach to the Seller in respect of any claim relating to the Company if and to the extent that the liability or other matter giving rise to such claim is primarily attributable to any act, event, omission or default which occurred prior to 22 October 1997 unless such act, event, omission or default was known to the Seller at the date hereof.

13.	PURCHASER TO PROVIDE INFORMATION TO SELLER
Upon any claim being made against the Seller the Purchaser shall and shall procure that each other member of the Purchaser’s Group shall make available to accountants and other professional advisers appointed by the Seller such access to its personnel and to any relevant records and information as the Seller may reasonably request in connection with such claim.

14.	RELIANCE AND REMEDIES
1.3	The Purchaser acknowledges and agrees that, save for the Warranties and where otherwise provided in this Agreement, it has not relied in relation to the purchase of the Shares or the Irish Shares on, or been induced to enter into this Agreement by, any information (written or oral), statements or warranties or representations of any description made, supplied or given by or on behalf of Borders Group, the Seller, the Company or the Irish Company or the officers, agents, employees or advisers of any of them in relation to the assets and liabilities of the Company and the Irish Company, their value or amount, or the businesses or affairs of the Company and the Irish Company or otherwise.
4.1	Without prejudice to the provisions of paragraph 14.1, the Purchaser irrevocably and unconditionally waives any right it might have to claim damages for breach of any warranty not contained in this Agreement or in respect of any representation not contained in this Agreement.
4.2	The Purchaser further acknowledges and agrees that the only remedy available to it in respect of a breach of any provision of this Agreement shall be for damages for breach of contract and that the Purchaser shall have no claim or remedy in tort in respect of such breach. The Purchaser shall have no right to rescind this Agreement.
4.3	Nothing in this paragraph 14 shall operate to limit or exclude any liability of the Seller for, or remedy against the Seller in respect of, any fraudulent misrepresentation on the part of the Seller.

15.	AWARENESS OF SELLER
Any reference in the Warranties to knowledge or awareness of the Seller shall be deemed to mean the actual knowledge of the Seller having made enquiry of those persons whose names are set out in column (1) of schedule 6 in relation to those Warranties set out against those persons’ names in column (2) of schedule 6.

16.	PAYMENT OF CLAIM TO BE IN REDUCTION OF AGGREGATE CONSIDERATION
If the Seller pays any sum to the Purchaser pursuant to a claim, the Aggregate Consideration shall be deemed to be reduced by the amount of such payment.

17.	SURVIVAL OF THESE PROVISIONS
The provisions of this schedule 5 apply notwithstanding any other provision of this Agreement and will not be discharged or cease to have effect in consequence of any rescission or termination of any other provisions of this Agreement.

18.	MITIGATION NOT AFFECTED
Nothing in this Agreement shall affect the application of the common law rules on mitigation in respect of any claim or any other matter giving rise to a claim.

19.	PURCHASER WAIVES RIGHT OF SET-OFF
4.1	The Purchaser shall be entitled to exercise a right of set-off against the Seller or any member of the Seller’s Group but only in the following circumstances:
(a)	by agreement with the Seller; or

(b)	by notice to the Seller provided that such notice is accompanied by the written opinion of a commercial specialist Queen’s Counsel jointly agreed upon between the Purchaser and the Seller or (failing such agreement) appointed, at the request of either the Purchaser or the Seller at any time, by the President from time to time of The Bar Council of England and Wales, to the effect that the Purchaser is likely to succeed on the claim in respect of the amount to be set off to the extent of the amount to be set off or, if less, the amount stated in the opinion and will be entitled to set off the amount so estimated or stated; or

(c)	in respect of a sum that is the subject of a judgement (in favour of the Purchaser) of the Supreme Court in England and Wales or other court of competent jurisdiction in respect of which no right of appeal lies.

SCHEDULE 6
Awareness of Seller

Name	Warranties

Ed Wilhelm	All

Tom Carney	All

Jeanne Kemp	5 and 6

Ed Jackson	2 and 19

David Roche	1, 3-19

Mark Raban	1, 3-19

Philip Downer	7

David Kohn	7

Russell Evans	18

SCHEDULE 7
Insurance

1.	RISK ALLOCATION
The risk of loss or damage to the assets of the Company or the Irish Company remains with the Seller prior to Completion.

2.	INSURANCE CLAIMS
The Seller shall ensure, or shall procure, that any event or circumstance which gives rise to an insurance claim under any policy of insurance providing cover for the Company or the Irish Company or any of its assets and which occurs at any time prior to Completion is the subject of a claim prior to Completion and is otherwise dealt with in a timely manner and the Seller shall account to the Company or the Irish Company (as appropriate) in full for the proceeds of any claim which should properly be received by the Company or the Irish Company (as appropriate) as soon as reasonably practicable after receipt less any reasonable costs of recovery of the same.

SCHEDULE 8
Properties
Part 1: Borders Stores
Table of contents

Borders Stores
1.	Borders Beckton
2.	Borders Birmingham
3.	Borders Bournemouth
4.	Borders Brent Cross
5.	Borders Brighton
6.	Borders Bristol
7.	Borders Cambridge
8.	Borders Cardiff
9.	Borders Charing Cross Road
10.	Borders Cheshire Oaks
11.	Borders Coventry
12.	Borders Dundee
13.	Borders Edinburgh Kinnaird
14.	Borders Gateshead
15.	Borders Glasgow City
16.	Borders Glasgow Fort
17.	Borders Inverness
18.	Borders Islington
19.	Borders Kingston
20.	Borders Leeds Birstall
21.	Borders Leeds Briggate
22.	Borders Leicester
23.	Borders Llantrisant
24.	Borders London Colney
25.	Borders Milton Keynes
26.	Borders Manchester Fort
27.	Borders Newbury
28.	Borders Newcastle Silverlink
29.	Borders Norwich
30.	Borders Nottingham
31.	Borders Oxford City
32.	Borders Oxford Street
33.	Borders Preston
34.	Borders Southampton
35.	Borders Speke
36.	Borders Stockport
37.	Borders Swansea
38.	Borders Swindon
39.	Borders Teesside
40.	Borders Thurrock Lakeside
41.	Borders Warrington
42.	Borders Watford
43.	Borders York

Other Properties
44.	St Columb Distribution Centre
Ireland
45.	Borders Blanchardstown

Property: 1. Borders Beckton

Tenant	Borders (UK) Limited

Current Landlord	Inhoco 3107 Ltd (Standard Life Investments)

Postal Address	Unit 2
Gallions Reach Shopping Park
Beckton
East London E6 7ER

Lease Document Date	19/09/03

Lease Term	15 years from 28/08/03 to 27/08/18

Rent and Rent Review Dates	Initial rent at lease start £487,207.50 per annum. Rent review dates: 28/08/08, 28/08/13.
Property: 2. Borders Birmingham

Tenant	Borders (UK) Limited

Current Landlord	Bullring Ltd Partnership

Postal Address	MSU8 & SU33
Bullring Shopping Centre
Birmingham B5 4BE

Lease Document Date	16/11/04

Lease Term	15 years from 24/06/03 to 23/06/18

Rent and Rent Review Dates	Initial rent at lease start £635,000 per annum or 6% of sales if higher (total for both leases). Rent review dates: 24/06/08, 24/06/13.
Property: 3. Borders Bournemouth

Tenant	Borders (UK) Limited

Current Landlord	Royal London Long Term Fund

Postal Address	11 Bourne Avenue
Bournemouth BH2 6DT

Lease Document Date	21/08/00

Lease Term	15 years from 28/10/99 to 27/10/14

Rent and Rent Review Dates	Initial rent at lease start £360,000 per annum; rent reviewed to £387,500 per annum on 28/10/04. Rent review dates: 28/10/04, 28/10/09.

Property: 4. Borders Brent Cross

Tenant	Borders (UK) Limited

Current Landlord	Brent Cross Joint Trust in Land

Postal Address	Brent Cross

Lease Document Date	11/02/05

Lease Term	15 years from 15/11/04 to 14/11/19

Rent and Rent Review Dates	Initial rent at lease start £567,000 per annum. Rent review dates: 15/11/09, 15/11/14.
Property: 5. Borders Brighton

Tenant	Borders (UK) Limited

Current Landlord	Standard life Assurance Co

Postal Address	Unit MSU6
Churchill Square Shopping Centre
Brighton BN1 2EP

Lease Document Date	27/04/00

Lease Term	15 years from 25/03/98 to 24/03/13

Rent and Rent Review Dates	Initial rent at lease start £320,000 per annum; rent reviewed to £370,000 per annum on 25/3/03. Rent review dates: 25/3/03, 25/3/08, 25/3/13.
Property: 6. Borders Bristol

Tenant	Borders (UK) Limited

Current Landlord	Legal & General Assurance Society Ltd Linked Life Property Fund

Postal Address	Unit 2/3 Dingles Building
Clifton Promenade
48-56 Queens Road
Clifton
Bristol BS8 1RE

Lease Document Date	17/01/03

Lease Term	25 years from 29/09/02 to 28/09/27

Rent and Rent Review Dates	Initial rent at lease start £300,000 per annum; pre agreed rental increase to £315,000 per annum on 29/09/06. Rent review dates: 29/09/07, 29/09/12, 29/09/17.

Property: 7. Borders Cambridge

Tenant	Borders (UK) Limited

Current Landlord	GP Nominees Ltd

Postal Address	12-13 Market Street
Cambridge CB2 3PA

Lease Document Date	05/04/01

Lease Term	25 years from 25/12/00 to 24/12/25

Rent and Rent Review Dates	Initial rent at lease start £810,000 per annum; rent reviewed to £935,000 per annum on 25/12/05. Rent review dates: 25/12/05, 25/12/10, 25/12/15, 25/12/20.
Property: 8. Borders Cardiff — Not yet open

Tenant	Borders (UK) Limited

Current Landlord	Helical (Cardiff) Limited

Postal Address	11-15 Farm Street
London
W1J 5RS

Lease Document Date	20/07/07

Lease Term	15 years from 08/05/07 to 07/05/22.

Rent and Rent Review Dates	Initial rent at lease start £400,000 per annum. Rent review dates: 08/05/12 and 08/05/17.
Property: 9. Borders Charing Cross Road

Tenant	Borders (UK) Limited

Current Landlord	GE Pension Ltd

Postal Address	118-124 Charing Cross Road,
London WC2H 0JR

Lease Document Date	31/03/04

Lease Term	20 years from 31/03/04 to 30/03/24

Rent and Rent Review Dates	Initial rent at lease start £1,050,000 per annum. Rent review dates: 31/03/09, 31/03/14, 31/03/19. On review, the rent will be increased by the great of;
a) an amount calculated by multiplying the current rent by the product of the CPI index ratios of each of the immediately proceeding 5 years.
b) An amount calculated by increasing the rent payable for each of the immediately proceeding 5 years by 2.5% per annum.
If any year is greater than 1.05 an index ratio 1.05 shall be deemed to apply.

Property: 10. Borders Cheshire Oaks

Tenant	Borders (UK) Limited

Current Landlord	Equitable Life Assurance Society

Postal Address	Unit R13
34 Coliseum Way
Ellesmere Port
Cheshire CH65 9HD

Lease Document Date	04/07/2000

Lease Term	15 years from 25/12/99 to 24/12/14

Rent and Rent Review Dates	Initial rent at lease start £400,380 per annum; rent reviewed to £578,500 per annum on 25/12/04. Rent review dates: 25/12/04, 25/12/09.
Property: 11. Borders Coventry

Tenant	Borders (UK) Limited

Current Landlord	Tesco Stores Limited

Postal Address	Unit 2
Arena Retail Park
Classic Park
Coventry CV6 6AS

Lease Document Date	Agreement for lease dated 15 December 2004. Lease not yet completed.

Lease Term	25 years from 14/02/05 to 13/02/30

Rent and Rent Review Dates	Initial rent at lease start £397,500 per annum. Rent review dates: 14/02/10, 14/02/15, 14/02/20, 14/02/25.
Property: 12. Borders Dundee

Tenant	Borders (UK) Limited

Current Landlord	Countrywide Dundee Ltd/Bellshelf Twentynine Ltd

Postal Address	Unit 6
Gallagher Retail Park
East Dock Street
Dundee DD1 3JS

Lease Document Date	Agreement for lease signed 29/06/06 lease not yet completed.

Lease Term	15 years from 17/07/06 to 16 July 2021

Rent and Rent Review Dates	Initial rent at lease start £300,000 per annum. Rent review dates; 17/07/11, 17/07/16.

Property: 13. Borders Edinburgh Kinnaird

Tenant	Borders (UK) Limited

Current Landlord	RBOS Trust Co (Jersey) & RBSI Trust Co.

Postal Address	Unit 26 Fort Kinnaird Newcraighall Road Edinburgh EH15 3RD

Lease Document Date	21 February 2001

Lease Term	15 years from 08/01/01 to 07/01/16

Rent and Rent Review Dates	Initial rent at lease start £227,700 per annum or 6% of sales if higher (over 4m only); rent reviewed to on 08/01/06.
Rent review dates: 08/01/06, 08/01/11. Base rent reviewed to 60% of open market value. Turnover rent capped at 125% of open market value.
Property: 14. Borders Gateshead

Tenant	Borders (UK) Limited

Current Landlord	Ravenside Investments Ltd

Postal Address	Unit 7C Retail World Team Valley Gateshead

Lease Document Date	21/11/05

Lease Term	15 years from 29/09/05 to 28/09/20

Rent and Rent Review Dates	Initial rent at lease start £341,530 per annum. Rent review dates: 29/09/10, 29/09/15.
Property: 15. Borders Glasgow City

Tenant	Borders (UK) Limited, Tenants obligations guaranteed by Borders Group Inc. (referred to in agreement for lease)

Current Landlord	Dempsey Assets Ltd

Postal Address	98 Buchanan St Royal Exchange Square Glasgow Scotland G1 3HA

Lease Document Date	10/09/98

Lease Term	25 years from 18/09/98 to 17/09/23

Rent and Rent Review Dates	Initial rent at lease start £1,400,000 per annum; rent reviewed to £1,430,000 per annum on 17/09/03. Rent review dates: 17/09/03, 17/09/08, 17/09/13, 17/09/18.

Property: 16. Borders Glasgow Fort

Tenant	Borders (UK) Limited

Current Landlord	RBos Trust Co (Jersey) & RBSI Trust Co

Postal Address	390 Provan Walk Glasgow G34 9DL

Lease Document Date	Missives in relation to an Agreement for Lease dated 18, 22 and 23 July. 2003. Lease not yet completed.

Lease Term	15 years from 25/10/04 to 24/10/19

Rent and Rent Review Dates	Initial rent at lease start £312,500 per annum. Rent review dates: 25/10/09, 25/10/14.
Property: 17. Borders Inverness

Tenant	Borders (UK) Limited

Current Landlord	RBoS Trust Co (Jersey) & RBSI Trust Co

Postal Address	Unit 1A/B Eastfield Way Inverness Retail Park Inverness Scotland IV2 7GD

Lease Document Date	17/09/03

Lease Term	19 years from 10/04/03 to 16/11/22

Rent and Rent Review Dates	Initial rent at lease start £324,378 per annum or 6% of sales, if higher; Rent to be reviewed to 80% of open market value. Rent review dates: 10/04/08, 10/04/13, 10/04/18.
Property: 18. Borders Islington

Tenant	Borders (UK) Limited

Current Landlord	Metro Nominees

Postal Address	Unit MSU1 & MSU2 26 Parkfield Street Islington London N1 0PS

Lease Document Date	19/07/02

Lease Term	25 years from 07/01/02 to 07/01/27

Rent and Rent Review Dates	Initial rent at lease start £395,000 per annum. Rent review dates: 07/01/07, 07/01/12, 07/01/17, 07/01/23.

Property: 19. Borders Kingston

Tenant	Borders (UK) Limited

Current Landlord	Clerical Medical Investment Group Ltd

Postal Address	Unit 1, Charter Quay, Market Place, Kingston Upon Thames, Surrey KT1 1JT

Lease Document Date	9/07/2001

Lease Term	20 years from 09/07/01 to 08/07/21

Rent and Rent Review Dates	Initial rent at lease start £350,000 per annum; rent reviewed on 09/07/06 is currently outstanding and currently in arbitration Award pending Rent review dates: 09/07/06, 09/07/11, 09/07/16.
Property: 20. Borders Leeds Birstall

Tenant	Borders (UK) Limited

Current Landlord	National Provident Life Ltd, Henderson Global Investors.

Postal Address	Unit 2 Geldred Road Retail Park Holden Ing Way, Birstall, Leeds, W Yorkshire WF17 9AE

Lease Document Date	16/03/05

Lease Term	20 years from 04/08/04 to 03/08/24

Rent and Rent Review Dates	First 5 years have fixed staggered rent.
04/08/04 — 03/08/05 = £361,950 per annum
04/08/05 — 03/08/06 = £370,500 per annum
04/08/06 — 03/08/07 = £379,050 per annum
04/08/07 — 03/08/08 = £387,600 per annum
04/08/08 — 03/08/09 = £396,150 per annum
The rent is then reviewed to open market rent on 04/08/09, 04/08/14, 04/08/19.

Property: 21. Borders Leeds Briggate

Tenant	Borders (UK) Limited, Guaranteed by Borders Group Inc, until Borders (UK) Limited discloses net assets in excess of £20 million. This occurred in 2004.

Current Landlord	Standard Life Investment Fund Ltd

Postal Address	94-96 Briggate Leeds West Yorkshire LS1 6NP

Lease Document Date	03/02/99

Lease Term	25 years from 26/01/99 to 25/01/24

Rent and Rent Review Dates	Initial rent at lease start £560,000 per annum; rent reviewed to £857,500 on 25/01/04. Rent review dates: 25/01/04, 25/01/09, 25/01/14, 25/01/19.
Property: 22. Borders Leicester

Tenant	Borders (UK) Limited

Current Landlord	BLCT (27265) Limited

Postal Address	Grove Farm Triangle Narborough Road South Enderby Leicestershire LE19 1WT

Lease Document Date	19/06/02

Lease Term	20 years from 19/6/02 to 19/6/22

Rent and Rent Review Dates	Initial rent at lease start £438,750 per annum. Rent review dates; 19/06/07, 19/06/12, 19/06/17.
Property: 23. Borders Llantrisant

Tenant	Borders (UK) Limited

Current Landlord	RREEF UK Retail Property Fund

Postal Address	Unit 14 New Park Shopping Centre Talbot Green Pontyclun Llantrisant Mid Glamorgan CF72 8LW

Lease Document Date	15/06/06

Lease Term	15 years from 13/04/06 to 12/04/21

Rent and Rent Review Dates	Initial rent at lease start £330,000 per annum; Rent review dates: 13/04/11, 13/04/16.

Property: 24. Borders London Colney

Tenant	Borders (UK) Limited

Current Landlord	Legal & General Assurance Society Ltd

Postal Address	1 Colney Fields Shopping Park Barnet Road London Colney St Albans AL2 1AB

Lease Document Date	22/11/04

Lease Term	15 years from 04/10/04 to 03/10/19

Rent and Rent Review Dates	Initial rent at lease start £500,000 per annum. Rent review dates: 04/10/09, 04/10/14.
Property: 25. Borders Milton Keynes

Tenant	Borders (UK) Limited

Current Landlord	Associated British Foods Pension Trustees Ltd

Postal Address

Lease Document Date	13/09/06

Lease Term	15 years from 16/08/06 to 15/08/21

Rent and Rent Review Dates	Initial rent at lease start £387,755 per annum. Rent review dates: 16/08/11, 16/08/16.
Property: 26. Borders Manchester Fort

Tenant	Borders (UK) Limited

Current Landlord	Manchester Fort Shopping Park General

Postal Address	Unit 20 Manchester Fort Shopping Park Cheetham Hill Road Cheetham Hill Greater Manchester M8 8EP

Lease Document Date	20/06/06

Lease Term	15 years from 25/12/05 to 24/12/20

Rent and Rent Review Dates	Initial rent at lease start £288,000 per annum; or 6% of sales if higher capped at 125% of base rent, personal to Borders (UK) Limited. Rent review dates: 25/12/10, 25/12/15.

Property: 27. Borders Newbury

Tenant	Borders (UK) Limited

Current Landlord	F & C Commercial

Postal Address	Unit 12 Newbury Retail Park Pinchington Lane Newbury Berkshire RG14 7HU

Lease Document Date	Agreement for lease dated 28/04/06. Lease not yet completed.

Lease Term	15 years from 21/04/06 to 20/04/21

Rent and Rent Review Dates	Initial rent at lease start £235,000 per annum; up to 1st term anniversary.
£250,000 per annum from 1st to 3rd term anniversary.
£300,000 per annum from 3rd to 5th term anniversary.
Then reviewed to market rent.
Property: 28. Borders Newcastle Silverlink

Tenant	Borders (UK) Limited

Current Landlord	Hercules Unit Trust

Postal Address	Unit F2 Silverlink Retail Park Coast Road Wallsend Tyne and Wear NE28 9ND

Lease Document Date	07/12/04

Lease Term	15 years from 02/08/04 to 01/08/19

Rent and Rent Review Dates	Initial rent at lease start £349,132 per annum. Rent review dates: 02/08/09, 02/08/14.
Property: 29. Borders Norwich

Tenant	Borders (UK) Limited

Current Landlord	Chapelfield Nominee & GP Ltd

Postal Address	Unit MSU 7/8 Chapelfields Shopping Centre Norwich Norfolk NR1

Lease Document Date	Leases not yet signed. Occupation currently under agreement for Lease dated 30 June 2004

Lease Term	15 years from 29/09/05 to 28/09/20

Rent and Rent Review Dates	Initial rent at lease start £485,000 per annum (total for 3 leases). Rent review dates.

Property: 30. Borders Nottingham — Not yet open

Tenant	Borders (UK) Limited

Current Landlord	Helical Retail (RBS) Limited with Helical bar P/C as Landlords Guarantor.

Postal Address	Unit 1, Trintity Square, Nottingham

Lease Document Date	Agreement for lease dated 15/05/2004. Variation agreements dated 19/11/04 and 25/07/06. Lease not yet completed.

Lease Term	Possession not yet taken due mid 2007, for an October 2007 opening; Term of 15 years to be granted.

Rent and Rent Review Dates	Initial rent to be built gross internal area x £21.25 per sq ft.
Subject to total maximum of £550,392.50 per annum.
Plus landlord’s contribution of £1.2 million. Rent reviews due on 5th & 10th anniversaries of term commencement.
Property: 31. Borders Oxford City

Tenant	Borders (UK) Limited guaranteed by Borders Group Inc (fell away after 5 years, on 24/03/05).

Current Landlord	Oxford Co-owners Percy Nominees Limited

Postal Address	9 Magdelen Street Oxford OX1 3AD

Lease Document Date	05/04/02

Lease Term	25 years from 25/03/00 to 24/03/25

Rent and Rent Review Dates	Initial rent at lease start £639,500 per annum. Rent review dates: 25/03/05, 25/03/10, 25/03/15.

Property: 32. Borders Oxford Street

Tenant	Books Etc, guaranteed by Borders Group Inc. Note — Books Etc Ltd and Borders (UK) Limited are the same company, number 1580771

Current Landlord	Superdrug PLC

Postal Address	203-207 Oxford St London W1D 2LE

Lease Document Date	16/03/98

Lease Term	25 years from 16/3/98 to 11/4/22

Rent and Rent Review Dates	Initial rent at lease start £1,600,000 per annum plus £375,000 per annum. A premium rent of £375,000 was also payable. The premium rent fell away at year 5, leaving £1,600,000 per annum which then had a nil increase. Nil increase of rent review on 02/02/03.
Rent review dates: 02/02/03, 02/02/08, 02/02/2013, 02/02/2018.
Property: 33. Borders Preston

Tenant	Borders (UK) Limited

Current Landlord	Hercules Unit Trust

Postal Address	Unit C1(B) Deepdale Retail Park Blackpool Road Preston PR1 6QY

Lease Document Date	12/08/05

Lease Term	15 years from 24/06/05 to 23/06/20

Rent and Rent Review Dates	Initial rent at lease start £437,300 per annum. Rent review dates: 24/06/10, 24/06/15.
Property: 34. Borders Southampton

Tenant	Borders (UK) Limited

Current Landlord	CGNU Life Assurance Ltd

Postal Address	Unit 9 West Quay Retail Park West Quay Road Southampton SO15 1BA

Lease Document Date	19/10/06

Lease Term	15 years from 24/06/06 to 23/06/21

Rent and Rent Review Dates	Initial rent at lease start £400,000 per annum or 6% of sales if higher; (note turnover rent in separate document). Rent review dates: 24/06/11, 24/06/16.

Property: 35. Borders Speke

Tenant	Borders (UK) Limited

Current Landlord	Speke Unit Trust

Postal Address	Unit L2, New Mersey Retail Park, Speke Road, Speke L24 8QB

Lease Document Date	20/05/03

Lease Term	15 years from 29/09/02 to 28/09/17

Rent and Rent Review Dates	Initial rent at lease start £477,000 per annum. Rent review dates: 29/09/07, 29/09/12.
Property: 36. Borders Stockport

Tenant	Borders (UK) Limited

Current Landlord	Peel Investments (North) Limited

Postal Address	Unit 1B Peel Retail Park Great Portwood Street Stockport SK1 2HH

Lease Document Date	03/01/03

Lease Term	15 years from 08/07/02 to 08/07/17

Rent and Rent Review Dates	Initial rent at lease start £342,000 per annum or 6% of sales, if higher capped to 120% of open market rent. Rent review dates: 08/07/07.
Property: 37. Borders Swansea

Tenant	Borders (UK) Limited

Current Landlord	Henderson UK Retail Warehouse Fund.

Postal Address	Unit 4 & 5 Parc Fforestfach Pontardulias Road Swansea SA5 4BA

Lease Document Date	01/04/03

Lease Term	15 years from 04/11/02 to 03/11/17

Rent and Rent Review Dates	Initial rent at lease start £379,760 per annum; or 6% of sales, if higher. Rent review dates: 04/11/07, 04/11/12.

Property: 38. Borders Swindon

Tenant	Borders (UK) Limited

Current Landlord	Cranbell Limited

Postal Address	Unit B1 & 2, The Orbital Shopping Park Thamesdown Drive Swindon Wiltshire SN25 4BG

Lease Document Date	28/02/03

Lease Term	15 years from 16/11/02 to 15/11/17

Rent and Rent Review Dates	Initial rent at lease start £420,000 per annum. Rent review dates: 16/11/07, 16/11/12.
Property: 39. Borders Teesside

Tenant	Borders (UK) Limited

Current Landlord	Cleola Limited

Postal Address	Unit 8a Teesside Retail Park Middlesborough Road Stockton-on-Tees Cleveland

Lease Document Date	23/09/05

Lease Term	15 years from 22/08/05 to 21/08/20

Rent and Rent Review Dates	Initial rent at lease start £385,827 per annum. Rent review dates: 22/08/10, 22/08/15.
Property: 40. Borders Thurrock Lakeside

Tenant	Borders (UK) Limited

Current Landlord	Ravenside Investments Ltd

Postal Address	Unit 3 Lakeside Retail Park West Thurrock RM20 3WP

Lease Document Date	15/12/03

Lease Term	15 years from 24/06/02 to 23/06/17

Rent and Rent Review Dates	Initial rent at lease start £390,000. Rent review dates: 24/06/07, 24/06/12.

Property: 41. Borders Warrington

Tenant	Borders (UK) Limited

Current Landlord	Prudential Property Managers

Postal Address	Unit 4 Riverside Retail Park Wharf Street Warrington Cheshire WA1 2GZ

Lease Document Date	01/08/05

Lease Term	15 years from 01/08/05 to 28/09/20

Rent and Rent Review Dates	Initial rent at lease start £289,409 per annum. Rent review dates: 29/09/10, 29/09/15.
Property: 42. Borders Watford

Tenant	Borders (UK) Limited

Current Landlord	Hercules Unit Trust

Postal Address	Unit F Waterfields Retail Park Watford WD17 2EU

Lease Document Date	17/02/03

Lease Term	15 years from 17/04/02 to 16/04/17

Rent and Rent Review Dates	Initial rent at lease start £262,360 per annum or 6% of sales if higher. Rent review dates: 17/04/07, 17/04/12.
Property: 43. Borders York

Tenant	Borders (UK) Limited with Borders Group Inc as guarantor.

Current Landlord	Coal Pension Properties Limited

Postal Address	1-5 Davygate York YO1 8QR

Lease Document Date	13/06/02

Lease Term	25 years from 24/06/99 to 23/06/24

Rent and Rent Review Dates	Initial rent at lease start £500,000 per annum; rent reviewed to £591,650 per annum on 24/06/04. Rent review dates: 24/06/04, 24/06/09, 24/06/14, 24/06/19.

Property: 44. St Columb Distribution Centre

Tenant	Borders (UK) Limited

Current Landlord	1) SWEROP	2) Grazier House Estate Company New Riverside 439 Lower Broughton Road Salford M7 2 FX

Postal Address	Borders (UK) Limited Units 1 & 2 St Columb Major Industrial Estate Trekenning Cornwall TR9 6SX

Lease Document Date	1) 13/05/02	2) 19/10/06

Lease Term	1) 08/05/02 to 07/05/14 then reversionary lease 08/05/14 until 09/07/16.	2) 10/07/06 to 09/07/21

Rent and Rent Review Dates	1) Initial rent £162,500, reviewed to £225,000 on 08/05/05. Rent review dates 10/07/10; 10/07/16.	2) Initial rent £225,000. Rent review dates 10/07/11, 10/07/16.
Property: 45. Borders Blanchardstown

Tenant	Borders Books (Ireland) Limited Surety to be provided from Borders Group Inc.

Current Landlord	Joseph Cosgrave, Peter Cosgrave and Michael Cosgrave

Postal Address	Unit 3B & 4 West End Retail Park Blanchardstown Dublin 15 Republic of Ireland

Lease Document Date	Lease not yet signed, occupying under Agreement for Lease dated 24 March 2006 between (1) Cosgrave Property Developments Limited (2) Joseph Cosgrave, Peter Cosgrave and Michael Cosgrave and (3) Borders Books Ireland Limited.

Lease Term	20 years and 1 day from 03/07/06 to 03/07/26

Rent and Rent Review Dates	Initial rent at lease start €590,888 euro per annum (based on final measurement). Rent review dates: 02/07/11, 02/07/16, 02/07/21. No review on the last day of the term.

Part 2: Books etc. Stores
Table of Contents

1.	Books etc. Bicester
2.	Books etc. Broadgate
3.	Books etc. Canary Wharf
4.	Books etc. Cowcross Street
5.	Books etc. Croydon
6.	Books etc. Finchley Road
7.	Books etc. Fleet Street
8.	Books etc. Hammersmith
9.	Books etc. High Holborn
10.	Books etc. Jubilee Place
11.	Books etc. London Wall
12.	Books etc.Shepherds Bush
13.	Books etc. Staines
14.	Books etc. Uxbridge
15.	Books etc. Victoria Place
16.	Books etc. Victoria Street
17.	Books etc.Wandsworth
18.	Books etc. Wimbledon
19.	Books etc. Whiteleys
Express Stores
20.	Borders Express Fulham
21.	Borders Express Solihull

Property: 1. Books etc. Bicester

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Bicester Nominees Ltd & Bicester II Nominees Ltd c/o Bicester GP Ltd Chancery Hall 52 Reid Street Hamilton HM12 Bermuda

Postal Address	Unit 24 Bicester Retail Village Pringle Drive Bicester Oxon OX6 7WD

Lease Date	25 May 2001

Lease Term and Expiry Date	10 years (25 May 2001 to 24 May 2011)

Rent Review History	The rent shall be the higher of the Base Rent or the Turnover Rent. The Base Rent shall be:

£39,600 for first and second years of the term
£50,400 for the third, fourth and fifth years of the term
£61,200 for sixth, seventh years of the term
£68,400 for each remaining year of the term

The Turnover Rent shall be a percentage of the Annual Turnover.

The percentages are:

9% for the first, second and third years of the term of this Lease;
10% for the fourth, fifth and sixth years of the term of this Lease;
11% for each remaining year of the term of this Lease.

Rent Review Dates	None

Property: 2. Books etc. Broadgate

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	B.L.C.T (12702) Limited c/o British Land PLC 10 Cornwall Terrace Regents Park LONDON NW1 4QP

Postal Address	30 Broadgate Circle London EC2M 2BL

Lease Date	19 March 1998

Lease Term and Expiry Date	15 years (25 March 1998 to 24 March 2013)

Rent Review History	The Basic Rent is £225,000 per annum. Rent reviewed at 25 March 2003 — nil increase, rent remained at £225,000 pa.

Rent Review Dates	25 March 2003, 25 March 2008
Property: 3. Books etc. Canary Wharf

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Cabot Place Ltd 1 Canada Square Canary Wharf London E14 5AB

Postal Address	Cabot Place East Canary Wharf London E14 4QT

Lease Date	12 May 1995

Lease Term and Expiry Date	25 years (1 January 1995 to 31 December 2019).

Rent Review History	Basic Rent and Turnover Rent are payable.

The Basic Rent is:
For the first, second and third years of the Term one peppercorn per annum. For the fourth and fifth year of the Term 80% of the Turnover Percentage (6.5%) of the average Gross Turnover achieved in the second and third year. Following the 1 January 2000 rent review the Basic Rent was £76,702.28 pa. Following the 1 January 2005 rent review the Basic Rent is £110,024pa.

The Turnover Rent is the amount by which the Turnover Percentage (6.5%) of the Gross Annual Turnover exceeds the Basic Rent for that year. The Basic Rent will be reviewed on any assignment.

Rent Review Dates	1 January 2000, 1 January 2005, 1 January 2010, 1 January 2015, 30 December 2019.

Property: 4. Books etc. Cowcross Street

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Ransome’s Dock Ltd, Stanny House, High Street, Iken, Woodbridge, Suffolk, IP12 2EY

Postal Address	9-13 Cowcross St, London, EC1M 6DR

Lease Date	20 April 2000

Lease Term and Expiry Date	25 years (20 April 2000 to 19 April 2025)

Rent Review History	The rent from 20 October 2000 until the first Review Date was £105,000 pa. From 20 April 2005, the rent was reviewed to £129,000 pa.

Rent Review Dates	20 April 2005, 20 April 2010, 20 April 2015, 20 April 2020
Property: 5. Books etc. Croydon

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Whitgift Trust Jubilee Buildings Victoria Street Douglas Isle of Man IM1 2SH

Postal Address	Unit 1114 Whitgift Centre Croydon Surrey CR0 1UZ

Lease Date	5 August 1996

Lease Term and Expiry Date	15 years (24 June 1996 to 23 June 2011)

Rent Review History	The initial rent was £110,000 p.a.. Following the 24 June 2001 rent review, the rent is £113,000 p.a..

Rent Review Dates	24 June 2001 and 24 June 2006
Property: 6. Books etc. Finchley Road

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	X-Leisure 10 Lower Grosvenor Place London SW1W 0EN

Postal Address	Unit 5 Level 1 O2 Centre 255 Finchley Road London NW3 6LU

Lease Date	24 May 2000

Lease Term and Expiry Date	25 years (4 December 1998 to 3 December 2023)

Rent Review History	The initial rent was £219,117.15 p.a.. Following the rent review on 4 December 2003 the rent is now £237,500 per annum.

Rent Review Dates	4 December 2003, 4 December 2008, 4 December 2013, 4 December 2018.

Property: 7. Books etc. Fleet Street

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Midtown Ltd Samuel Harris House 5-11 St George’s St Douglas Isle of Man IM99 1SN

Postal Address	176 Fleet Street London EC4A 2EN

Lease Date	6 April 1989

Lease Term and Expiry Date	25 years (25 March 1988 to 24 March 2013).

Rent Review History	The initial rent was £85,000 p.a. Following the 25 March 1998 rent review the rent was £115,000 pa. Following the 25 March 2003 rent review the rent is £140,000 pa.

Rent Review Dates	25 March 1993, 25 March 1998, 25 March 2003, 25 March 2008.
Property: 8. Books etc. Fulham (branded as Borders Express)

Tenant	Borders (UK) Limited

Current Landlord	Mourant Property Trustees Ltd and Mourant & Co Trustees Ltd., Fulham Broadway Unit Trust c/o William Ewart Properties Angus House 14 Howard St South Belfast BT7 1BA

Postal Address	Unit 3 Fulham Broadway Retail Centre Fulham Road London SW6 1BW

Lease Date	19 October 2006

Lease Term and Expiry Date	25 years (7/6/02 to 6/6/27).

Rent and Rent Review Dates	Principal rent is £345,000 per annum. There have been no rent reviews to date. Rent review dates: 7/6/07, 7/6/12, 7/6/17 and 7/6/22.

Property: 9. Books etc. Hammersmith

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Landlord	Hammersmith Shopping Centre Ltd The Management Suite The Broadway Shopping Centre Hammersmith London W6 9YE

Postal Address	28 Broadway Shopping Centre Hammersmith London W6 9YD

Lease Date	27 October 1994

Lease Term and Expiry Date	20 years (4 January 1994 to 3 January 2014)

Rent Review History	Principal Rent and Turnover Rent are payable.
The Principal Rent was £87,500 p.a.. Following the 4 January 2004 rent review, the Principal Rent is £193, 500 per annum.
Whilst Borders is the Tenant, it is only liable to pay 80% of the Principal Rent, plus a Turnover Rent of 6.75% (the Turnover Rent Percentage) of the Gross Percentage for the year. The turnover arrangements will fall away on any assignment of the Lease (unless to a group company or to an assignee whose user is the same and who is of equal or greater financial standing) and the base rent will increase to 100% of the Principal Rent.

Rent Review Dates	4 January 1999, 4 January 2004, 4 January 2009.
Property: 10. Books etc. Holborn

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	South Yorkshire Pensions Authority 18 Regent Street Barnsley South Yorkshire S70 2HG

Postal Address	263 High Holborn London WC1V 7EZ

Lease Date	4 August 1987

Lease Term and Expiry Date	25 years (24 June 1987 to 23 June 12).

Rent Review History	The initial rent was £68,000 p.a. Following the 24 June 2002 rent review the rent is £95,250 pa.

Rent Review Dates	24 June 1992, 24 June 1997, 24 June 2002, 24 June 2007.

Property: 11. Books etc. Jubilee Place

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	HQCB Properties (RT3) Ltd 1 Canada Square Canary Wharf London E14 5AB

Postal Address	45 Bank Street Canary Wharf London E14 5NY

Lease Date	30 July 2004

Lease Term and Expiry Date	15 years from 18 June 2003 to 30 June 2018.

Rent Review History	The yearly rent is the higher of (a) the Turnover Rent (6.5% of Gross Turnover) and (b) the Base Rent (initially £140,000 pa).

Rent Review Dates	01 July 2008, 01 July 2013
Property: 12. Books etc. London Wall

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	IVG Asticus Real Estate Ltd 39 St James Street London SW1A 1JD

Postal Address	54 London Wall London EC2M 5RA

Lease Date	16 July 1992

Lease Term and Expiry Date	25 years (25 December 1991 to 24 December 2016)

Rent Review History	The rent initially payable was the Basic Rent plus the Turnover Rent. The Basic Rent was initially £70,000 pa but increased to £215,000 per annum following the Rent Review on 1 February 1998. The Turnover Rent was the amount by which the Basic Rent exceeds 7.5% of the annual turnover. The Turnover Rent ceased to apply as from 1 February 1998. The rent was reviewed to £240,000 pa from 1 February 2003.

Rent Review Dates	1 February 1998, 1 February 2003, 1 February 2008, 1 February 2013

Property: 13. Books etc. Shepherds Bush

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Tops Shop Centres Limited Land Securities 5 Strand London WC2N 5AF

Postal Address	Unit 4/6 West 12 Shopping Centre Shepherds Bush London W12 8PP

Lease Date	10 March 2005

Lease Term and Expiry Date	15 years (24 June 2001 to 23 June 2016)

Rent Review History	The Basic Rent is:
24 June 2001 to 23 June 2002 — £122,449
24 June 2002 to 23 June 2003 — £122,449
24 June 2003 to 23 June 2004 — £147,010
24 June 2004 to 23 June 2005 — £171,482
24 June 2005 to 23 June 2006 — £195,954
Rent reviewed to nil increase on 24 June 2006.

Rent Review Dates	24 June 2006 and 24 June 2011
Property: 14. Books etc. Solihull (branded as Borders Express)

Tenant	Books etc or Borders (UK) Limited (same company)

Current Landlord	Lend Lease Retail Partnership C/o Bluewater Management Suite Upper Rose Gallery Bluewater Greenhithe Kent DA9 9ST

Postal Address	Unit 45 Touchwood Centre Solihull B91 3GS

Lease Date	11/12/01

Lease Term and Expiry Date	15 years (24/06/01 to 23/06/16)

Rent Review History	Principal rent is £170,881 per annum. Quote received for review from 24/06/06 is £320,000 per annum.

Rent Review dates	24/06/06 and 24/06/11

Property: 15. Books etc. Staines

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Arlington Property Investors Ltd Charles House, 5-11 Regent Street, London, SW1Y 4LR

Postal Address	Unit S10, Two Rivers Mustard Mill Road Staines Middlesex TW18 4WB

Lease Date	25 September 2002

Lease Term and Expiry Date	15 years (17 December 2001 to 16 December 2016)

Rent Review History	The principal rent was £136,000 per annum for the first and second years of the term and £150,000 for the third, fourth and fifth years of the term. No rent reviews to date.

Rent Review Dates	17 December 2006 and 17 December 2011
Property: 16. Books etc. Uxbridge

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	CSC Uxbridge (Jersey) Limited c/o CSC Property Management Ltd 40 Broadway London SW1H 0BU

Postal Address	Unit 240A The Chimes Shopping Centre Uxbridge UB8 1GB

Lease Date	2 December 2002

Lease Term and Expiry Date	Fifteen and one quarter years (24 June 2001 to 29 September 2016)

Rent Review History	The yearly rent is the higher of (a) the Turnover Rent (9% of Gross Turnover) and (b) the Base Rent (initially £140,000 per annum). The landlord has quoted £400,000 pa (£320,000 pa base rent) for the 2006 rent review. Please refer to rent review schedule for progress.

A revised Turnover Percentage will need to be calculated on any assignment.

Rent Review Dates	24 June 2006, 24 June 2011, 24 June 2016

Property: 17. Books etc. Victoria Place

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Metro Nominees 22 Grenville Street St Helier Jersey, JE4 8TX

Postal Address	Unit SU14 Victoria Place Shopping Centre 115 Buckingham Palace Road London SW1W 9SJ

Lease Date	1 November 2000

Lease Term and Expiry Date	15 years (1 November 2000 to 31 October 2015)

Rent Review History	The rent payable is Basic Rent plus Turnover Rent. The Turnover Rent will cease to apply on the first permitted underletting, at which point the basic rent will increase to 120%.

Basic Rent was initially £100,000 and Turnover Rent is the amount that 8% of the Gross Turnover for that year exceeds the Basic Rent (if any).

We have received a quote of £312,000 pa (£249,600 basic) for the outstanding rent review. We are moving towards Arbitration as no agreement has been reached. Please note that these figures apply to Borders occupation only — please see note above.

Rent Review Dates	1 November 2005, 1 November 2010
Property: 18. Books etc. Victoria Street

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Land Securities Properties Ltd 5 Strand London WC2N 5AF

Postal Address	66 Victoria Street London SW1E 6SQ

Lease Date	10 July 1987

Lease Term and Expiry Date	25 years (24 June 1987 to 23 June 2012)

Rent Review History	The initial rent was £140,000 p.a.
Following the 24 June 1992 rent review the rent was £210,000 pa.
Following the 24 June 1997 rent review the rent was £277,500 pa.
Following the 24 June 2002 rent review the rent is £414,000 pa.

Rent Review Dates	24 June 1992, 24 June 1997, 24 June 2002, 24 June 2007

Property: 19. Books etc. Wandsworth

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Metro Shopping Fund Land Securities Properties Ltd 5 Strand London WC2N 5AF

Postal Address	Unit 64 Southside Wandsworth London SW18 4TF

Lease Date	14 June 2005

Lease Term and Expiry Date	15 years (5 March 2004 to 4 March 2019)

Rent Review History	Initial rent is £140,000 per annum. There are no rent reviews to date.

Rent Review Dates	5 March 2009 and 5 March 2014
Property: 20. Books etc. Wimbledon

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	HSBC Bank Plc (as trustee of Hermes Property Unit Trust) c/o Cushman & Wakefield 43-45 Portman Square London W1A 3BG

Postal Address	Unit 6, 15-29 The Broadway Wimbledon London SW19 1PS

Lease Date	4 February 2002

Lease Term and Expiry Date	20 years (6 September 1999 to 5 September 2019)

Rent Review History	The initial rent is £235,000 per annum. A nil increase was agreed at rent review on 6 September 2004, so the rent remains at £235,000 pa.

Rent Review Dates	6 September 2004, 6 September 2009, 6 September 2014

Property: 21. Books etc. Whiteleys

Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Standard Life Investments 1 George Street Edinburgh EN2 2LL

Postal Address	Unit F Whiteleys of Bayswater Queensway London W2 4YQ

Lease Date	10 December 1997

Lease Term and Expiry Date	26 years (24 June 1997 to 23 June 2023)

Rent Review History	The yearly rent is the higher of (a) the Turnover Rent (8.5% of Gross Turnover) and (b) the Base Rent (initially £225,000 pa). A nil increase was agreed for the rent review of 24 June 2002.
A revised turnover percentage will need to be calculated on any assignment.

Rent Review Dates	24 June 2002, 24 June 2007, 24 June 2012, 24 June 2017, 24 June 2022

Part 3: Airport Concessions
Current Landlord      BAA through various airport companies:

				Annual Minimum
				Guarantee
				NB: Calculated on a
Property	Date	Turnover Bands		monthly basis		Contract Expiry
Heathrow Airport — Terminal 2	12/05/03	Up to £600,000; plus	20%	Year 1	£224,004	31/03/2008
		In excess of £600,000 up to £1,000,000; plus	25%	Year 2 Year 3	£232,344 £235,332
		In excess of £1,000,000	30%	Year 4 Year 5	£238,320 £241,344

Heathrow Airport — Terminal 3		For the period of 11/12/01 — 31/12/01	30%			30/06/2007

		For the period of		From 01/01/02:
		01/01/02 — 31/12/03:

		Up to £2,500,000; plus	30%	Year 1 Year 2	£621,924 £633,144

		In excess of £2,500,000 up to £2,750,000; plus	35%	Year 3 Year 4	£799,248 £805,836
		In excess of £2,750,000	25%	Year 5 Year 6	£809,832 £809,832

		For the period of 01/01/04 — 30/06/07:

		Up to £2,500,000; plus	30%

		In excess of £2,500,000 up to £3,000,000; plus	35%

		In excess of £3,000,000	25%

Heathrow Airport — Terminal 4		For the period of 01/08/05 — 31/05/06:		For the period of 01/08/05 — 31/05/06	£709,932	31/05/2012
		Up to £2,000,000;	30%

					Annual Minimum
					Guarantee
					NB: Calculated on a
Property	Date	Turnover Bands			monthly basis		Contract Expiry
		plus

		In excess of £2,000,000 up to £2,300,000; plus	35%

		In excess of £2,300,000	37%

		From 01/06/06:			From 01/06/06:

		Up to £2,500,000; plus In excess of £2,500,000 up to £4,000,000; plus In excess of £4,000,000	30 35 37	% % %	Year 1 Year 2 Year 3 Year 4 Year 5	£675,000 £801,000 £446,046.96 £456,192.96 £463,954.56
					Year 6	£471,832.80

		But from 01/04/08 if sales do not exceed £2,000,000 then the Concession Fee shall be 25% of sales.

Stanstead Airport	23/03/03	For the period up to 31/03/04 For the period of 01/04/04 — 31/03/08:	26%		Year 1 Year 2 Year 3	£642,120 £642,120 £725,904	31/03/2008
		Up to £2,750,000; plus In excess of £2,750,000 up to £3,750,000; plus	27 30	% %	Year 4 Year 5	£779,472 £847,872
		In excess of £3,750,000	27%

Edinburgh Airport	05/09/06	Up to £600,000; plus	20%		From 01/02/05	£262,284	31/01/2010
		In excess of £600,000 up to £1,100,000; plus	26%		From 01/02/06 From 01/02/07	£275,336.04 £285,516
		In excess of £1,100,000	30%		From 01/02/08 From	£296,001 £306,801

					Annual Minimum
					Guarantee
					NB: Calculated on a
Property	Date	Turnover Bands			monthly basis		Contract Expiry
					01/02/09

Gatwick Airport	01/09/06	Up to £2,000,000; plus In excess of £2,000,000 up to £3,000,000; plus In excess of £3,000,000	28.5 30 35	% % %	Year 1 Year 2 Year 3 Year 4 Year 5	£743,102.04 £805,199.04 £824,183.04 £843,546 £863,297.04	30/11/2011
					Year 6	£883,443

Part 4: Occupational Concessions
Fun Learning Concessions

Property	Document	Date	Parties	Annual rent
12-13 Market Street, Cambridge	Concession Agreement	20/08/04	Borders (UK) Limited (1) and Fun Learning Limited (2)	(a) 11% of first £150,000 (b) 13.5% of next £100,000 (c) 16% of next £100,000 (d) 18.5% of turnover in excess of £350,000

9 Magdalen Street, Oxford	Concession Agreement	04/11/05	Borders (UK) Limited (1) and Fun Learning Limited (2)	(a) 12.5% of first £150,000

(b) 17.5% of next £100,000

(c) 22.5% of next £100,000

(d) 25% of turnover in excess of £350,000

Note: if accounting period is less than 12 months then the turnover bands are reduced pro rata.

Leicester	Concession Agreement	08/08/05	Borders (UK) Limited (1) and Fun Learning Limited (2)	(a) 12.5% of first £150,000

(b) 17.5% of next £100,000

(c) 22.5% of next £100,000

(d) 25% of turnover in excess of £350,000

Note: if accounting period is less than 12 months then the turnover bands are reduced pro rata.

Starbucks Concessions

Document	Date	Parties	Annual rent
Umbrella Agreement	06/10/06	Borders (UK) Limited (1) and	A minimum £45,000 or if higher:
(“New Form”)			(a) 19% of first £400,000

Starbucks Coffee Company (UK) Limited (2)	(b) 22% of turnover in excess of £400,000

provided that if turnover is less than £300,000 then limited to 15% of the turnover.

Note: if accounting period is less than 12 months then the turnover bands are reduced pro rata.

Umbrella Agreement (“Old Form”)	05/04/02	Borders (UK) Limited (1) and Starbucks Coffee Company (UK) Limited (2)	19% of turnover subject to a minimum £45,000
Old Form Properties:
Cambridge, Kingston-upon-Thames, Bournemouth, Brighton, Cheshire Oaks, Oxford Street, York, Charing Cross Road, Glasgow City, Leeds Briggate, Oxford, Islington, Watford, Thurrock Lakeside, Leicester, Stockport, Speke, Swansea, Bristol, Swindon, Inverness, Birmingham, Beckton, Newcastle Silverlink, Leeds Birstall, London Colney, Brent Cross, Glasgow Fort, Coventry
New Form Properties:
Preston, Norwich, Teeside, Manchester Fort, Warrington, Gateshead, Newbury, Llantrisant, Milton Keynes, Southampton, Dundee, Cardiff

Property	Date	Parties	Annual Rent
Unit 3B & 4	10/10/06	Borders Books	A minimum €65,250 plus:
West End Retail Park, Blanchardstown, Dublin 15 Republic of Ireland		Ireland Limited (1) and Starbucks Coffee Company (Ireland) Limited (2)	(a) 19% of first €580,000 (b) 22% of turnover in excess of €580,000 provided that if turnover is less than €435,000 then limited to 15% of the turnover.

Note: if accounting period is less than 12 months then the turnover bands are reduced pro rata.

Paperchase Concessions

Property	Document	Date	Parties	Annual rent
General	Second Agreement	12/08/99	Borders (UK) Limited (1) and Paperchase Products	The following percentages of the whole turnover, where turnover is:
			Limited (2)	(a) up to £100,000 = 20% (b) greater than £100,000 but less than £250,000 = 23% (c) greater than £100,000 but less than £250,000 = 23% (d) in excess of £500,000 = 28%

197-213 Oxford Street, London	Licence	12/08/99	Borders (UK) Limited (1) and Paperchase Products Limited (2)	In accordance with the above

General	Third Agreement		Borders (UK) Limited (1) and Paperchase Products Limited (2)	As contained in the Licences

Various	Licences		Borders (UK) Limited (1) and Paperchase Products Limited (2)	(a) 20% of first £100,000 (b) 23% of next £150,000 (c) 25% of next £250,000 (d) 28% of turnover in excess of £500,000
Part 5: Closed and Disposed Properties
Disposed Properties
1.	Books etc. Covent Garden — Floral Street

2.	Books etc. Covent Garden — James Street

3.	Books etc. Cheapside — 70 Cheapside

4.	Books etc. Cheapside — 71 Cheapside

5.	Books etc. King William Street

6.	Books etc. Piccadilly

7.	Books etc. 161-167 Oxford Street

8.	Borders Express Trafford
Property: 1. Books etc. Floral Street, Covent Garden

Former Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	King William Street Nominees

Postal Address	7a Floral Street, London WC2

Lease Date	12 February 1993

Lease Term and Expiry Date	22 years (15 February 1993 to 25 March 2015)

Rent Review History	The initial rent was £42,500 per annum. Following the 25 March 2002 rent review the rent was £84,000 per annum. Rent reviewed to £91,750 per annum from 25/03/2005.

Rent Review Dates	25 March 1996, 25 March 1999, 25 March 2002, 25 March 2005, 25 March 2008, 25 March 2011.
Property assigned to Dune.
Property: 2. Books etc. James Street, Covent Garden

Former Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	GRE Linked Life Assurance Limited

Postal Address	25 and 26 James Street, London. WC2

Lease Date	27 March 1990

Lease Term and Expiry Date	25 1/4 years (10 January 1990 to 25 March 2015

Rent Review History	Initial Rent is £210,000 per annum. Following the 25 March 1999 rent review the rent was £375,000 per annum. We have no other documentation of further rent reviews to date.

Rent Review Dates	25 March 1993, 25 March 1996, 25 March 1999, 25 March 2002, 25 March 2005, 25 March 2008, 25 March 2011.
Property assigned to Dune.

Property: 3. Books etc. 70 Cheapside

Former Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Not known

Postal Address	70 Cheapside, London EC2

Lease Date	22 March 1996

Lease Term and Expiry Date	25 years (25 December 1995 to 24 December 2020)

Rent Review History	The Initial rent was £180,000 per annum. We have no documentation of any further rent reviews to date.

Rent Review Dates	25 December 2000, 25 December 2005, 25 December 2010, 25 December 2015.
Property assigned to Lloyds Bank.
Property: 4. Book etc. 71 Cheapside

Former Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Not known

Postal Address	71 Cheapside, London EC2

Lease Date	22 March 1996

Lease Term and Expiry Date	25 years (25 December 1995 to 24 December 2020)

Rent Review History	The Initial Rent was £165,000 per annum. We have no documentation of any further rent reviews to date.

Rent Review Dates	25 December 2000, 25 December 2005, 25 December 2010, 25 December 2015.
Property assigned to Lloyds Bank.

Property: 5. Books etc. King William Street

Former Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Greycoat Equitable Home Limited

Postal Address	47-51 King William Street, London. EC4

Lease Date	7 February 2000

Lease Term and Expiry Date	15 Years (25 December 1999 to 24 December 2014)

Rent Review History	Initially £200,000 per annum. First review on 25/12/2004 agreed at nil increase.

Rent Review Dates	25 December 2004 and December 2009
Property assigned to Snow and Rock.
Property: 6. Books etc. Piccadilly

Former Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	St Martins Property Corporation Limited

Postal Address	23-26 Piccadilly, London W1

Lease Date	23 January 2003

Lease Term and Expiry Date	26 years from 25 March 1997 to 24 March 2023

Rent Review History	Initial rent £270,00 per annum. Reviewed to £335,000 per annum on 25/03/2002

Rent Review Dates	25/03/2002, 25/03/2007, 25/03/2012, 25/03/2017
Property assigned to Cotswold Outdoor.

Property: 7. Books etc. 161-167 Oxford Street

Former Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	Not known

Postal Address	161-167 Oxford Street, London W1

Lease Date	27 November 1990

Lease Term and Expiry Date	25 years from 29 1990 to 28 November 2015

Rent Review History	Initial rent £430,000 per annum rising to £460,000 in the fifth year of the term. Last know rent was £597,000 per annum (in September 2005).

Rent Review Dates	Not recorded
This lease has been assigned to First Sport Limited, with a guarantee from Blacks Leisure. Currently occupied by Carphone Warehouse ( July 2007).
Property: 8. Borders Express Trafford

Former Tenant	Borders (UK) Limited (formerly known as Books etc. Limited)

Current Landlord	The Trafford Centre Limited The Management Suite Trafford Centre Manchester M17 8AA

Postal Address	51 Regent Crescent Trafford Centre Barton Dock Road Manchester M17 8AR

Lease Date	25/06/99

Lease Term and Expiry Date	25 years (29/06/98 to 28/06/23)

Rent Review History	The yearly rent is the higher of the Base Rent and 12% of the annual turnover. The initial Base Rent was £350,000 per annum.
Following the rent review on 29/06/03 the base rent is now £600,000 per annum. A revised Turnover Percentage will need to be calculated on any assignment.

Rent Review Dates	29/06/03, 29/06/08, 29/06/13 and 29/06/18
Property assigned to All Saints Retail.

Closed Properties
A number of property interests were owned by Borders (UK) Limited (formerly known as Books etc. Limited) but have either expired, been surrendered or been sold:
Fenchurch Street — Lease expired
Helston DC — Lease expired
Mojo DC — Lease expired
Penryn DC front building — lease terminated by notice
Penryn DC rear building — Freehold sold
Charing Cross Road — Freehold sold (subsequently leased back)
Flitcroft Street — Lease expired
Manchester Printworks — Lease surrendered
Lumley Street — Lease surrendered
Southbank Centre — concession expired
Luton Airport — concession expired.
The lease of Birmingham Star City still subsists, but the property is closed and vacant.
1. Books Etc Birmingham Star City
Property: 1. Books etc. Birmingham Star City

Tenant	Borders (UK) Limited

Current Landlord	Star City Trustee.

Postal Address	Unit 14, Star City Birmingham

Lease Date	28th November 2000

Lease Term and Expiry Date	15 years from 24th June 2000 to 23rd June 2015

Rent Review History	£105,000 per annum for the first and second years.
£120,000 per annum for the third year
£130,000 per annum for the fourth year
£140,000 per annum for the fifth year
The landlord has not triggered the rent review on due on 24/06/2005.

Rent Review Dates	24/06/2005, 24/06/2010
This lease still subsists and the rent and service charge is being paid to the landlord, but the Company has ceased trading from this location and the premises have been stripped back to a shell to benefit from nil rateable value.

SCHEDULE 9
Permitted Leakage
Permitted Leakage means all payments by the Company or the Irish Company to members of the Seller’s Group that relate:
1.	to (i) the reimbursement of payments made by members of the Seller’s Group that relate to stock purchased on behalf of the Company or the Irish Company; and (ii) associated costs incurred by members of the Seller’s Group relating to the purchase of stock on behalf of the Company and the Irish Company (including freight, postage, US distribution centre chargeouts and others);

2.	to the reimbursement of corporate credit, debit and charge card payments made by members of the Seller’s Group that relate to expenses incurred by or on behalf of the Company or the Irish Company (including travel/meals/supplies and other expenses);

3.	to the reimbursement of payments made by members of the Seller’s Group that relate to the operating expenses of the Company or the Irish Company (including electronic gift card supplies, data communications, legal and consulting fees, subscriptions, Ireland Paperchase commissions and others); and

4.	to expenses that have been prepaid by members of the Seller’s Group on behalf of the Company or the Irish Company (including Taxes (including income, withholding, and other taxes) and other expenses (including insurance, subscriptions and other expenses)).
Permitted Leakage shall also include the payment of €459,000 made by the Irish Company to Borders Group Inc in July 2007.

SCHEDULE 10
Deferred Consideration
1.	INTERPRETATION
In this schedule 10 the following words and expressions shall have the following meanings:
“2008 Accounts” means the unaudited management profit and loss accounts of the Company and the Irish Company in respect of the Financial Year ending 25 January 2009;
“2009 Accounts” means the unaudited management profit and loss accounts of the Company and the Irish Company in respect of the Financial Year ending 25 January 2010;
“2010 Accounts” means the unaudited management profit and loss accounts of the Company and the Irish Company in respect of the Financial Year ending 25 January 2011;
“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly;
“Aggregate Net Revenue” means the aggregate of the Net Revenue for the Company and the Irish Company;
“Control” means (1) the ownership of or the ability to direct (a) in the case of a corporation or body corporate (i) a majority of the issued shares entitled to vote for election of directors (or analogous persons) of such body corporate, (ii) the appointment or removal of directors having a majority of the voting rights exercisable at meetings of the board of directors (or analogous body or bodies, including, without limiting the generality of the foregoing, management boards and supervisory boards) of such body corporate on all or substantially all matters, or (iii) a majority of the voting rights exercisable at general meetings of the members of such body corporate on all, or substantially all, matters, or (b) in the case of any other person, a majority of the voting rights in such person; or (2) in the case of a corporation or body corporate or any other person, the direct or indirect possession of the power to direct or cause the direction of the management and policies of the same (whether through the ownership of voting securities, by contract or howsoever otherwise) and “Controlled” shall be construed accordingly;
“Deferred Consideration Accounts” means the 2008 Accounts, the 2009 Accounts and the 2010 Accounts;
“Exit Event” means any of the following events:
(a)	any resolution being passed for the winding-up of the Purchaser or the Company save for a winding-up of the Purchaser or the Company for the purposes of reconstruction or inter-group amalgamation in which the undertaking emerging from such reconstruction or amalgamation is a substantial entity and takes over the obligations of the Purchaser or the Company under this agreement;

(b)	a scheme of arrangement or reconstruction of the capital of the Purchaser or the Company (whereby any third party gains control of the majority of the issued ordinary share capital of the Purchaser or the Company) being approved by the Purchaser in a general meeting;

(c)	an offer being made to the holders (or to all such holders other than the offeror and/or persons associated or acting in concert with the offeror in respect of such offer) of ordinary shares in the capital of any member of the Purchaser’s Group or the Company which, if accepted could vest in the offeror (together with such associates and concert parties) shares in any member of the Purchaser’s Group or the Company carrying the right to cast more than 50% of the votes which may be ordinarily cast upon a poll at any general meeting of the Purchaser or the Company or which would result in the offeror (together with such associates and concert parties) having Control over the Purchaser or the Company provided that this shall not apply (1) where any shares in any member of the Purchaser’s Group are transferred to any Investor or (2) to a transfer of shares in the Irish Company; or
(d)	a sale by the Company of substantially all of its assets other than a sale to any Investor or any Investor Affiliate which shall be dealt with in accordance with paragraph 2.2 below;
“Financial Year” shall, for the purpose of this schedule, be deemed to be the financial year ending on 25 January irrespective of any change to the financial year of the Company or the Irish Company pursuant to CA85 or other applicable law;
“Investors” means Luke Johnson, Mark Farrer-Brown, Ben Redmond or Bobby Hashemi or any fund managed by any of them or over which any of them exercise de facto control and “Investor” means any one of them;
“Investor Affiliate” means, in relation to an Investor (i) any Affiliate of that Investor or (ii) any fund managed by that Investor or an Affiliate of that Investor;
“Relevant Target Figure” means the target figure detailed against the name of the relevant Property for the relevant Financial Year of disposal or closure and for future Financial Years (as applicable);
“Target Figure” means the 07 Payment Target, 08 Payment Target, 08 Target Figure, 09 Target Figure or the 10 Target Figure (as the case may be);
“08 Target Figure” means the sum of £230,618,675;
“09 Target Figure” means the sum of £236,795,262;
“10 Target Figure” means the sum of £243,969,973;
“Threshold Figure” means the 07 Payment Threshold, 08 Payment Threshold, 08 Threshold Figure, 09 Threshold Figure or the 10 Threshold Figure (as the case may be);
“08 Threshold Figure” means the sum of £219,087,741;
“09 Threshold Figure” means the sum of £224,955,499;
“10 Threshold Figure” means the sum of £231,771,474;
“Net Revenue” means in relation to the Company or the Irish Company the amount derived from the provision of goods and services, including amounts derived from Paperchase and Fun Learning, falling within the Company’s or the Irish Company’s ordinary activities, after deduction of:
(a)	customer discounts;

(b)	value added tax; and

(c)	any other taxes based on the amounts so derived,

but including:
(a)	any income derived from Starbucks and any other concessions that may be located in any of the Properties occupied by the Company or the Irish Company (as appropriate).
“Properties to be Closed” means the Properties at Gallions London E6, Lakeside Thurrock, Bullring Birmingham and Shepherds Bush;
2.	PREPARATION OF ACCOUNTS
4.1	Aggregate Net Revenue shall be determined in accordance with the provisions of this paragraph 2.

4.2	In the event that the Company or the Irish Company transfers any Property to any Investor Affiliate after Completion then the provisions of paragraph 5.2 shall not apply but the Deferred Consideration Accounts shall include the Net Revenue in respect of any such Property on the same basis as set out in paragraph 2.4.

4.3	The Purchaser will cause the Company to prepare and deliver the Deferred Consideration Accounts together with a determination from the Company of the amount of the Aggregate Net Revenue for the relevant Financial Year as soon as practicable following the end of the Financial Year to which the relevant Deferred Consideration Accounts relate, but in any event within 2 calendar months after such date. Whilst services continue to be provided under the Transitional Service Agreement, the Seller shall (and shall procure that the Seller’s Group shall) take all steps to provide the necessary financial information to the Company so as to enable the Company to prepare and deliver the Deferred Consideration Accounts together with a determination from the Company of the amount of the Aggregate Net Revenue in accordance with this clause.

4.4	The Purchaser shall procure that the Deferred Consideration Accounts will be properly prepared in accordance with the accounting policies of the Company and the Group and in a manner consistent with that adopted in the preparation of its management accounts for all periods ended during the twelve months prior to the date of this agreement.

4.5	Following delivery of the Deferred Consideration Accounts and the determination of the relevant Aggregate Net Revenue, the Seller will have a period of 10 Business Days (the “Agreement Period”) in which to review and agree or dispute the Company’s determination of the relevant Aggregate Net Revenue.

4.6	The Company’s determination of the relevant Aggregate Net Revenue will be deemed to constitute the final and binding Aggregate Net Revenue for the relevant Financial Year unless the Seller serves a notice on the Purchaser within the Agreement Period disputing the amount so determined.

4.7	In the event that the Seller serves a notice disputing the relevant Aggregate Net Revenue or the relevant Deferred Consideration Accounts within the Agreement Period the determination of the Aggregate Net Revenue will be referred to a firm of independent chartered accountants (the “Expert”) jointly agreed upon between the Seller and the Purchaser or (failing such agreement within 10 Business Days of the expiry of the Agreement Period) appointed, at the request of either the Purchaser or the Seller, by the President from time to time of the Institute of Chartered Accountants in England and Wales. In making such determination the Expert will act as an expert and not as an arbitrator and his decision will be final and binding on the parties. Each party will bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and expenses of the Expert will be paid by the parties as directed by the Expert or, in the absence of direction, equally. Subject to any rule of law or of any regulatory body the Purchaser will provide to the Expert access to the Company’s premises, personal papers, books, accounts, records, returns and other documents as are in its or the Company’s possession or control as may be required by the Expert to make his determination.
4.8	The Purchaser will procure that the Company will promptly provide each of the Purchaser and the Seller and their respective advisers with all information (in its possession or control) relating to the operations of the Company, including access at all reasonable times to all books and records, and all co-operation and assistance as may be reasonably required to:
(a)	enable the production of the Deferred Consideration Accounts; and

(b)	enable any firm of independent chartered accountants appointed pursuant to this Agreement, and the Seller, to determine the relevant Aggregate Net Revenue.
4.9	For the purpose of converting amounts specified in one currency into another currency where required under this schedule 10 for the purpose of determining the Aggregate Net Revenue, the rate of exchange to be used in converting amounts specified in one currency into another currency shall be the average New York closing rate for exchanges between those currencies quoted in the Wall Street Journal for the accounting period to which the Aggregate Net Revenue relates.
4.10	Any revenue in respect of any stores not listed in paragraph 5.2 shall not be included in the Net Revenue to be calculated pursuant to this schedule.
3.	PAYMENT OF DEFERRED CONSIDERATION
4.1	In the event that the Aggregate Net Revenue for the Financial Year ended 25 January 2009 is:
(a)	equal to or in excess of the 08 Threshold Figure but less than the 08 Target Figure the Purchaser shall pay to the Seller £1,666,666 of the Deferred Consideration; or

(b)	equal to or in excess of the 08 Target Figure the Purchaser shall pay to the Seller £3,333,333 of the Deferred Consideration.
4.2	In the event that the Aggregate Net Revenue for the Financial Year ended 25 January 2010 is:
(a)	equal to or in excess of the 09 Threshold Figure but less than the 09 Target Figure the Purchaser shall pay to the Seller £1,666,666 of the Deferred Consideration; or

(b)	equal to or in excess of the 09 Target Figure the Purchaser shall pay to the Seller £3,333,333 of the Deferred Consideration.
4.3	In the event that the Aggregate Net Revenue for the Financial Year ended 25 January 2011 is:
(a)	equal to or in excess of the 10 Threshold Figure but less than the 10 Target Figure the Purchaser shall pay to the Seller £1,666,666 of the Deferred Consideration; or

(b)	equal to or in excess of the 10 Target Figure the Purchaser shall pay to the Seller £3,333,333 of the Deferred Consideration.
4.4	All payments to be made by the Purchaser to the Seller pursuant to this paragraph 3 shall be made in cash (on the same basis as that set out in paragraph 1 of part 3 of schedule 2) within 10 Business Days after the date on which the relevant Aggregate Net Revenue pursuant to which the payment relates shall be agreed or determined pursuant to paragraph 2.

4.	ACCELERATED PAYMENT BY PURCHASER

4.1	On the occurrence of an Exit Event between the date of this agreement and 25 January 2008 the amount of the Aggregate Net Revenue for each of the full calendar months (the aggregate number of such months being defined as the “Multiplier” for the purpose of this paragraph) that have passed from 1 September 2007 until the Exit Event shall be calculated in accordance with the principles set out in paragraph 2 (the “2007 Payment Revenue”). The relevant 2007 target figure (“2007 Payment Target”) shall be calculated by multiplying £18,538,506 by the Multiplier. If the 2007 Payment Revenue is:
(a)	less than the 2007 Payment Target then the amount of any additional Deferred Consideration payable is zero;

(b)	equal to or in excess of the 95% of the 2007 Payment Target (“2007 Payment Threshold”) but less than the 2007 Payment Target the Purchaser shall pay to the Seller £5,000,000 of the Deferred Consideration; or

(c)	equal to or in excess of the 2007 Payment Target the Purchaser shall pay to the Seller £10,000,000 of the Deferred Consideration.
4.2	On the occurrence of an Exit Event in the Financial Year ending on 25 January 2009 the amount of the Aggregate Net Revenue for each of the full calendar months (the aggregate number of such months being defined as the “Multiplier” for the purpose of this paragraph) that have passed from 25 January 2008 until the Exit Event shall be calculated in accordance with the principles set out in paragraph 2 (the “2008 Payment Revenue”). The relevant 2008 target figure (“2008 Payment Target”) shall be calculated by multiplying £19,218,223 by the Multiplier. If the 2008 Payment Revenue is:
(a)	less than the 2008 Payment Target then the amount of any additional Deferred Consideration payable is zero;

(b)	equal to or in excess of the 95% of the 2008 Payment Target (“2008 Payment Threshold”) but less than the 2008 Payment Target the Purchaser shall pay to the Seller £5,000,000 of the Deferred Consideration; or

(c)	equal to or in excess of the 2008 Payment Target the Purchaser shall pay to the Seller £10,000,000 of the Deferred Consideration.
4.3	On the occurrence of an Exit Event after 25 January 2009:
(a)	in the event that no part of the Deferred Consideration was or is payable in respect of the Financial Year preceding the date of the relevant Exit Event, then the amount of any additional Deferred Consideration payable is zero;

(b)	in the event that £1,666,666 of the Deferred Consideration was or is payable in respect of the Financial Year preceding the date of the relevant Exit Event, then the 50% of the maximum future amounts of Deferred Consideration that may be payable by the Purchaser to the Seller shall become immediately due and payable by the Purchaser to the Seller;

(c)	in the event that £3,333,333 of the Deferred Consideration was or is payable in respect of the Financial Year preceding the date of the relevant Exit Event, then the maximum future amounts of Deferred Consideration that may be payable by the Purchaser to the Seller shall become immediately due and payable by the Purchaser to the Seller;

4.4	All payments to be made by the Purchaser to the Seller pursuant to this paragraph 4 shall be made in cash by CHAPS to the account nominated by the Seller to the Purchaser in writing prior to the date of payment.

4.5	On the occurrence of an Exit Event in relation to the Irish Company, such event shall be treated as a disposal of the Property at Blanchardstown in accordance with clause 5.2 and shall be dealt with in accordance with the provisions at that clause.

4.6	Following an Exit Event, there shall be no further Deferred Consideration payable under clause 3, other than in respect of any Deferred Consideration earned up to that date but not yet paid, and for the avoidance of doubt, no Deferred Consideration shall become due in respect of any subsequent Exit Event.

5.	DISPOSALS OF PROPERTIES

4.1	The Company shall be free to close and dispose of the Properties to be Closed in which case there shall be no adjustment pursuant to this paragraph in respect of the Properties to be Closed.

4.2	The Company or the Irish Company (as appropriate) shall be free to close and/or dispose of any other Property (not being a Property to be Closed) during the Deferred Consideration Period in which case:
(a)	the Target Figures in the Financial Year of such closure and/or disposal and all future Financial Years shall be reduced by the Relevant Target Figures as set out in the following table;

(b)	the Threshold Figures in the Financial Year of such closure and/or disposal and all future Financial Years shall be reduced by 95% of the Relevant Target Figures as set out in the following table; and

(c)	the Aggregate Net Revenue for the Financial Year in which such disposal takes place shall be reduced by the Net Revenue of the store at the Property that is closed and/or disposed in that Financial Year;
          BORDERS

		OPENING
STORE	NAME	DATE	FY07	FY08	FY09	FY10
268	Oxford Street	31/07/98	10,568,938	11,010,368	11,129,361	11,249,988
269	Leeds	29/05/99	5,318,161	5,379,093	5,438,413	5,525,068
272	Charing Cross	24/09/99	5,828,568	6,123,823	6,218,673	6,315,095
275	Brighton	04/09/98	4,389,851	4,437,779	4,485,413	4,555,686
283	Glasgow	30/10/98	11,072,362	11,145,952	11,210,231	11,385,366
353	York	12/11/99	5,570,868	5,633,065	5,692,951	5,781,611
399	Bournemouth	20/04/00	4,687,882	4,742,204	4,794,689	4,894,570
400	Cheshire Oaks	23/03/00	6,916,585	7,000,592	7,077,947	7,156,444
409	Oxford	01/09/00	6,133,828	6,198,041	6,265,282	6,364,095
468	Kingston	01/11/01	4,461,073	4,549,839	4,644,468	4,786,344
469	Cambridge	22/06/01	6,201,384	6,527,293	6,598,609	6,670,940
474	Kinnaird	27/04/01	5,117,133	5,130,095	5,237,301	5,397,642
505	Islington	02/05/02	7,640,580	7,690,703	7,734,173	7,854,281
525	Stockport	11/10/02	4,672,201	4,793,259	4,846,850	4,901,260
528	Watford	13/09/02	3,150,839	3,162,071	3,168,850	3,175,967
546	Leicester	04/10/02	5,108,916	5,175,731	5,235,120	5,295,485

		OPENING
STORE	NAME	DATE	FY07	FY08	FY09	FY10
552	Bristol	13/03/03	5,394,665	5,457,191	5,516,347	5,603,305
559	Speke	15/02/03	4,277,924	4,337,024	4,387,780	4,439,413
561	Swansea	14/03/03	4,019,212	4,118,618	4,206,530	4,336,604
577	Swindon	09/05/03	3,411,849	3,519,897	3,628,685	3,775,508
578	Inverness	19/07/03	3,884,430	3,936,248	3,983,997	4,070,282
627	Birstall (Leeds)	01/11/04	3,980,048	4,118,839	4,246,518	4,378,233
628	Silverlink (Newc’)	11/11/04	4,457,298	4,603,638	4,745,601	4,892,016
630	Brent Cross	10/02/05	3,274,347	3,435,469	3,607,243	3,753,089
635	London Colney	25/02/05	3,594,816	3,738,395	3,889,263	4,008,738
617	Glasgow Fort	18/03/05	3,391,608	3,495,772	3,602,653	3,712,841
650	Coventry	20/05/05	2,855,414	3,005,286	3,126,858	3,223,521
655	Preston	02/09/05	3,549,760	3,736,721	3,888,421	4,009,111
639	Norwich	01/10/05	4,026,888	4,232,241	4,444,453	4,623,793
579	Manchester Fort	28/10/05	2,373,314	2,498,059	2,623,562	2,755,340
670	Teesside	18/11/05	3,613,164	3,791,109	3,945,423	4,068,743
675	Warrington	02/12/05	3,069,821	3,221,299	3,382,964	3,520,000
671	Gateshead	10/02/06	2,748,326	2,884,059	3,028,862	3,151,490
642	Llantrisant	23/06/06	3,829,204	4,040,692	4,243,327	4,414,720
157	Newbury	22/09/06	3,448,726	3,660,275	3,843,889	3,999,409
158	Southampton	01/12/06	3,554,410	3,765,471	3,954,344	4,114,327
159	Milton Keynes	03/11/06	3,707,935	3,943,167	4,140,926	4,308,462
161	Dundee	10/11/06	3,810,173	4,058,140	4,261,647	4,434,071
156	Blanchardstown	27/10/06	4,325,209	4,671,226	4,904,781	5,150,011
	Cardiff	31/0807	2,296,039	3,766,935	4,138,381	4,466,350
          BOOKS ETC

		OPENING
	NAME	DATE	FY07	FY08	FY09	FY10
15	Gatwick	01/04/1995	2,923,688	3,040,636	3,131,855	3,178,833
25	Edinburgh	01/09/1997	992,118	1,002,039	1,012,060	1,022,180
24	Stansted Land	12/07/1997	982,385	937,669	947,045	956,516
50	Stansted Air	07/03/2003	1,505,267	1,520,319	1,535,522	1,550,878
46	LHR T3	11/12/2001	3,536,686	3,607,432	3,679,581	3,716,377
20	LHR T4	01/01/1997	3,097,196	3,128,168	2,502,534	2,527,559
2	Victoria St	01/11/1981	1,511,672	1,534,347	1,549,690	1,565,187
3	Fleet St	01/11/1981	621,820	628,038	634,318	640,662
6	Broadgate	01/07/1988	923,912	923,912	923,912	933,151
8	High Holborn	01/11/1989	664,812	664,812	671,460	678,174
11	Londonwall	01/10/1992	1,589,675	1,621,468	1,645,790	1,662,248
16	Canary Wharf	01/05/1995	1,697,904	1,731,862	1,766,499	1,784,164
22	Whiteleys	01/10/1997	1,774,636	1,774,636	1,774,636	1,792,383
37	Cowcross	15/09/2000	723,009	730,239	737,541	744,917
45	Victoria Place	25/01/2001	1,009,672	1,029,866	1,040,164	1,050,566
48	Jubilee Place	19/09/2003	1,480,634	1,525,053	1,555,554	1,586,665
12	Hammersmith	01/02/1994	897,836	897,836	906,814	915,882
18	Croydon (incl coffee)	01/10/1996	808,094	783,852	776,013	776,013
23	Finchley Rd (incl coffee)	24/11/1998	2,219,369	2,263,756	2,309,031	2,332,121
34	Wimbledon (incl coffee)	18/11/1999	1,675,818	1,692,576	1,709,502	1,726,597

		OPENING
	NAME	DATE	FY07	FY08	FY09	FY10
42	Staines	09/05/2001	860,250	860,250	860,250	868,852
43	Uxbridge	19/10/2001	1,624,041	1,656,522	1,689,652	1,706,549
44	Solihull	05/10/2001	1,452,779	1,481,835	1,496,653	1,511,620
47	Fulham	17/10/2002	2,129,361	2,182,595	2,204,421	2,226,465
49	Wandsworth	04/05/2004	1,182,552	1,194,378	1,206,322	1,218,385
81	Bicester	01/04/1995	897,129	968,900	1,007,656	1,027,809

SIGNED by	)
duly authorised for and on behalf	)	/s/ Edward W. Wilhelm

of BGI (UK) LIMITED	)

SIGNED by	)
duly authorised for and on behalf	)	/s/ Luke Johnson

of BOOKSHOP ACQUISITIONS LIMITED	)